Table of Contents

As filed with the Securities and Exchange Commission on June 13, 2022.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	3845	04-2795294
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dr. Joseph N. Forkey
Precision Optics Corporation, Inc.	Precision Optics Corporation, Inc.
22 East Broadway	22 East Broadway
Gardner, MA 01440	Gardner, MA 01440
(978) 630-1800	(978) 630-1800
(Address and telephone number of registrant’s principal executive offices)	(Name, address, and telephone of agent for service)

Copies of communications to:

Amy M. Trombly, Esq.

1314 Main Street, Suite 102
Louisville, CO 80027

Phone (617) 243-0060

Fax (617) 243-0066

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, THE DATE OF THIS PROSPECTUS IS JUNE 13, 2022.

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 2,500,000 SHARES OF COMMON STOCK

This prospectus relates to the sale or other disposition of up to 2,500,000 shares of our common stock by selling stockholders. We are not selling any securities in this offering and therefore, we will not receive any proceeds from this offering or the sale or other disposition of common stock by the selling stockholders. All costs associated with this registration will be borne by us. Our common stock is quoted on the OTCQB under the symbol “PEYE.” On June 10, 2022, the last reported sale price of our common stock on the OTCQB was $1.96 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 5.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Subject to completion, the date of this prospectus is June 13, 2022.

i

PRECISION OPTICS CORPORATION, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We have been a developer and manufacturer of advanced optical instruments since 1982. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. We selectively execute internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery.

As Ross Optical Industries of El Paso, Texas we also operate as a supplier of custom optical components and assemblies for military and defense, medical and various other industrial applications. All products sold by us under the Ross Optical name include a custom or catalog optic, which is sourced through our extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied using our in-house coating department.

As Lighthouse Imaging of Windham, Maine we also operate as a manufacturer of advanced optical imaging systems and accessories. We have a strong expertise in electrical engineering and development of end to end medical visualization devices. Product development competencies at Lighthouse Imaging include Systems, Optical, Mechanical, Electrical and Process Development Engineering. Our product development team has extensive experience developing visualization systems that are used in a variety of clinical applications. Lighthouse Imaging is an industry leader in chip on tip visualization systems.

Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this prospectus.

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. On October 4, 2021, we acquired the operating assets of Lighthouse Imaging, LLC, Maine, effective October 1, 2021. The accompanying financial statements include the results of operations of the Ross Optical division for fiscal year ended June 30, 2021 and 2020, and the assets and liabilities of the Ross Optical division as of June 30, 2021 and 2020.

Approximately 54% of our total revenues in fiscal year 2021 were derived from optical components we design, manufacture and assemble as well as custom components we source, qualify and resell to our customers. Approximately 26% of our revenues in fiscal year 2021 were derived from optical engineering and design services, and the remaining 20% from the assembly and manufacture of endoscopic medical devises, sub-assemblies and optical components ordered by our customers and typically developed from the engineering and design services we perform for them. During fiscal year 2021, approximately 60% of our revenues were medical products related, 33% industrial, and 7% related to military and defense. The allocation of sales revenues between service offerings and industries was similar in fiscal year 2020 to those allocations in fiscal year 2021 described above. Approximately 34% our business during the nine months ended March 31, 2022 is from engineering services primarily relating to the design of medical device optical assemblies, 45% from the sale of both internally manufactured and purchased optical components, and 21% from the manufacture of optical assemblies and sub-assemblies primarily for medical device instrument applications. We expect sales revenue increases to result from assembly and manufacturing orders received from our customers for the products we assist them in designing using our unique optical product design and manufacturing capabilities.

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The COVID-19 world-wide pandemic and the domestic and international impact of policy decisions being made in major countries around the world has had, and is expected to continue to have, an adverse impact on various aspects of our business. While we and many of our medical device and defense contracting customers continue to operate as essential businesses, we have taken various actions to augment our operating and human resource policies and procedures to guard against the potential health hazards of COVID-19. These augmented procedures can have a negative impact on our operational efficiencies. Given the uncertainty surrounding the continuation of economic slow-downs domestically and abroad, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our up-coming financial operating results.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our audited consolidated financial statements for the fiscal years ended June 30, 2021 and 2020, respectively, and from our unaudited consolidated financial statements for the three and nine months ended March 31, 2022 and 2021, respectively.

	Fiscal Year ended June 30
	2021	2020
Revenues	$10,674,907	$9,923,355
Cost of goods sold	7,241,322	6,560,779
Gross profit	3,433,585	3,362,576
Research and development expenses, net	624,253	886,129
Selling, general and administrative expenses	3,714,915	3,899,430
Total operating expenses	4,339,168	4,785,559

Interest expense	(5,302)	(1,002)
Provision for income taxes	(912)	(2,165)
Gain on forgiveness of bank note	808,962	–
Net loss	$(102,835)	$(1,426,150)

Loss per share:
Basic and fully diluted	$(0.01)	$(0.11)

Weighted average common shares outstanding:
Basic and fully diluted	13,281,351	12,998,915

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	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenues	$4,651,352	$2,458,290	$10,884,737	$8,001,641

Cost of goods sold	2,923,143	1,640,266	7,397,914	5,353,999
Gross profit	1,728,209	818,024	3,486,823	2,647,642

Research and development expenses, net	214,898	146,063	433,248	443,609
Selling, general and administrative expenses	1,574,432	927,979	3,974,824	2,671,176
Business acquisition expenses	–	–	172,174	–
Total operating expenses	1,789,330	1,074,042	4,580,246	3,114,785

Operating loss	(61,121)	(256,018)	(1,093,423)	(467,143)

Other income (expense)
Interest expense	(52,778)	(666)	(104,290)	(2,202)
Gain on forgiveness of bank note	–	808,962	–	808,962

Net income (loss)	$(113,899)	552,278	(1,197,713)	339,617

Loss Per Share:
Basic	$(0.01)	0.04	(0.08)	0.03
Fully diluted	$(0.01)	0.04	(0.08)	0.02

Weighted Average Common Shares Outstanding:
Basic	16,803,040	13,243,595	15,545,869	13,208,805
Fully diluted	16,803,040	14,068,459	15,545,869	13,841,700

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THE OFFERING

Common stock outstanding as of May 16, 2022 (1)	16,915,089 shares

Common stock to be registered	2,500,000

Use of proceeds	We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

Stock symbol	PEYE

(1)	This number includes the 2,500,000 shares of common stock to be registered as described below in the section entitled “The Transaction.”

THE TRANSACTION

Issuance of Common Stock October 2021

On October 4, 2021, we closed on an asset purchase agreement with Lighthouse Imaging, LLC and Anania & Associates Investment Company, LLC for substantially all of the assets of Lighthouse Imaging, LLC, a Maine limited liability company operating a medical optics and digital imaging business. The aggregate cash purchase price consisted of $2,855,000 in cash at closing, which is the original cash closing amount of $3,250,000 adjusted for a working capital shortfall, and $1,500,000 as earn-out consideration over a period of two years. In addition, we issued 2,500,000 shares of common stock to the sellers valued at $1.60 per share or $4,000,000 in the aggregate.

The selling stockholders are:

Name	Number of Shares
Anania & Associates Investment Company, LLC	981,399
Anania & Associates	698,746
Douglas McAllister	161,914
Dennis Leiner	52,287
Robert Austring	357,641
Mark Waite	8,714
Benjamin Gray	71,807
Eric Gray	23,878
Thomas Snyder	143,614
Total	2,500,000

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RISK FACTORS

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 filed with the Securities and Exchange Commission on September 28, 2021. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

We have a history of losses, we may continue to incur losses and not achieve profitability in the near term; and we may need to raise additional funds.

During the years ended June 30, 2021, and 2020, we incurred operating losses of $905,583 and $1,422,983, respectively. Our accumulated deficit at June 30, 2021, amounted to $47,165,978. We had working capital of $2,265,325 and $1,797,705 as of June 30, 2021, and 2020, respectively. During the nine months ended March 31, 2022, we had a net loss of $1,197,713 and used cash in operating activities of $879,967. At March 31, 2022, cash was $831,585, accounts receivables were $3,347,692 and current liabilities were $5,770,887, including $1,018,275 of customer advances received for future order deliveries. We may continue incurring losses for the foreseeable future and not achieve sustained profitability in the near term. We must generate sufficient cash flow or raise additional capital to pursue our product development initiatives, and penetrate markets for the sale of our products. If required we believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations, strategic alliances, or other means. However, if we are unable to secure adequate additional capital when needed, we may be required to curtail our research and development initiatives and take additional measures to reduce costs to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We depend on the availability of certain key supplies and services that are available from only a few sources and we may experience difficulty with certain suppliers due to the COVID-19 world-wide pandemic and we may have difficulty finding alternative sources of these supplies or services.

We source certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, in China. During the early stages of the COVID-19 world-wide pandemic, we experienced difficulties with certain suppliers in China. Until the pandemic is sufficiently under control, we may experience further difficulties with suppliers. Our business could be affected if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices. We are always evaluating our suppliers and alternative sources. If we experience a shortage of certain supplies and are unable to find an alternative source, our financial condition and results of operations could be adversely affected.

We may not realize the opportunities from our acquisition of Lighthouse Imaging, LLC.

On October 4, 2021, we entered into an asset purchase agreement to purchase substantially all the assets of Lighthouse Imaging, LLC, a manufacturer of advanced optical imaging systems and accessories, effective October 1, 2021.  With the Lighthouse acquisition gained a strong expertise in electrical engineering and development of end-to-end medical visualization devices. Product development competencies at Lighthouse Imaging include Systems, Optical, Mechanical, Electrical and Process Development Engineering. Our product development team has extensive experience developing visualization systems that are used in a variety of clinical applications. Lighthouse Imaging is an industry leader in chip on tip visualization systems. The success of the Lighthouse acquisition will continue to depend on our ability to realize the anticipated growth opportunities. We cannot assure you that we will be able to realize the anticipated growth opportunities.

The COVID-19 world-wide pandemic and the economic effects of governmental entities and commercial business policy decisions relating to it could cause disruptions with our sources of supply and customer orders and their ability to pay amounts owed us.

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020, and the domestic and international impact of policy decisions being made in major countries around the world has had, and is expected to have, an adverse impact on our sources of supply, supply chain logistics, current and future orders from our customers, collection of amounts owed to us from our customers, our internal operating procedures, and our overall financial condition. We have taken various actions to augment our operating and human resource policies and procedures to guard against the potential health hazards of COVID-19. These augmented procedures can have a negative impact on our operational efficiencies. We source various components from overseas suppliers throughout Asia including China. We have experienced supply chain and supplier disruptions as well as customer order delays and slow-downs, which we believe was the result of the COVID-19 pandemic and related economic slow-down. Given the uncertainty surrounding the continuation of supply chain disruptions, customer delays, and overall economic slow-downs domestically and abroad, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our future operating results.

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We rely on a small number of customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

Our largest customer during the three and nine months ended March 31, 2022 accounted for 10.9% and 9.0%, respectively, of our revenue and represented manufacturing assembly revenues for a medical diagnostic system. We generated revenues from 193 unique customers during the nine months ended March 31, 2022, and one single customer accounted for slightly more than 10% or more of our revenue for the quarter and no single customer accounted for 10% or more of our revenue for the nine months ended March 31, 2022 or the fiscal year ended June 30, 2021.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period. A loss of any of these customers could adversely affect our revenues.

We could suffer unrecoverable losses on our customers’ accounts receivable, which would adversely affect our financial results.

At June 30, 2021, our largest customer account receivable balance was 16% of total accounts receivable. At June 30, 2020, our largest customer account receivable balance was 14% of total accounts receivable. No other customer accounted for more than 10% of total accounts receivable at June 30, 2021, or 2020. While we believe we have a varied customer base and have experienced strong collections in the past, we may experience changes in our customer base, including reductions in purchasing commitments, which could also have a material adverse effect on our revenues and liquidity. Additionally, our customers could become unable or unwilling to pay amounts owed to us. During fiscal 2018, we recorded a $227,500 reserve against accounts receivable amounts owed to us by one customer that has not been able to pay us for design services we provided. We have not had significant accounts receivable write-offs or additions to the accounts receivable reserve since then. We have not purchased insurance on our accounts receivable balances. Large uncollectible accounts receivable balances could have a material adverse effect on our financial condition.

We rely heavily upon the talents of our Chief Executive Officer and our President of the Ross Optical Division, the loss of whom could damage our business.

Our performance depends, to a large extent, on a small number of key scientific, technical, managerial and manufacturing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Dr. Joseph N. Forkey and our President of the Ross Optical division, Mr. Divaker Mangadu. The loss of Dr. Forkey’s services could damage our business. Dr. Forkey provides highly valuable contributions to our capabilities in optical instrument development, in management of new technology and in potentially significant longer-term Company initiatives. The loss of Mr. Mangadu could damage the operations of the Ross Optical division as Mr. Mangadu provides highly valuable contributions to the effective operation of Ross including its sales, customer and vendor relationships, production activities and overall administration. We do not carry key-man life insurance on Dr. Forkey or Mr. Mangadu.

We must continue to be able to attract employees with the scientific and technical skills that our business requires and if we are unable to attract and retain such individuals, our business could be severely damaged.

Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons, and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications. If we cannot attract such individuals, we may not be able to perform the necessary design services for our customers or produce our products causing damage to our business or an inability to meet customer demand or increase revenues.

We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.

The FDA has granted us clearance to manufacture and market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

We may lose the FDA’s permission to manufacture and market our current products or may not obtain the necessary regulatory permission, approvals or licenses for the manufacturing or marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action. If we lose the FDA’s permission to manufacture and market our current products or we do not obtain regulatory permission to manufacture and market our future products, our revenues may decline and our business may be harmed.

6

We face risks inherent in product development and production under fixed-price purchase orders and these purchase orders may not be profitable over time.

A portion of our business has been devoted to research, development and production under fixed-price purchase orders. For our purposes, a fixed-price purchase order is any purchase order under which we will provide products or services for a fixed-price over an extended period of time, usually six months or longer. Fixed-price purchase orders have represented as much as 50% of our total revenues during periods in the last several years. We expect that revenues from fixed-price purchase orders will continue to represent a significant portion of our total revenues in future fiscal years.

Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed-price purchase orders. Therefore, we can never be sure at the time we enter into any single fixed-price purchase order that such purchase order will continue to be profitable for us throughout the fixed-price period.

We primarily perform engineering and manufacturing services for our customers who could decide to use another vendor for these services in the future.

A significant portion of our revenues are derived from engineering and manufacturing services that we perform to design and fabricate medical device products or sub-assemblies of medical device products for our customers who in turn sell the products to the end users. Our customers typically own the proprietary rights to and control commercial distribution of the final products. Therefore, in many of these cases we do not own the proprietary rights to the medical device products that we manufacture or that our sub-assemblies are made a part of. Our customers could decide to use other suppliers for these services based on cost, quality, delivery time, production capacities, competitive and regulatory considerations or other factors. Thus, revenues from our customers and the products and services we provide them are subject to significant fluctuation on a product to product basis from period to period.

We resell products we purchase from third parties and our customers could decide to use another vendor for to acquire those products.

Our division Ross Optical which we acquired effective June 1, 2019 primarily acquires specialized optical components and assemblies from third parties pursuant to specifications provided from its customers, inspects and sometimes further processes those products before reselling them to its customers. Because Ross Optical does not manufacture the optical components and assemblies or owns the intellectual property rights to the products its customers could choose to obtain those products and services from other sources or could apply pressure to Ross Optical to lower its prices resulting in reduced future gross margins and operating results.

Third parties may infringe on our intellectual property and, as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We utilize a number of licensed patents that are important to our business. In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications we held at the time of the agreement and, in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

Although we are not currently aware of any past or present infringements of our patents, we plan, jointly with Intuitive Surgical, to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us. If our competitors or other third parties infringe on our patents, our business may be harmed.

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Third parties may claim that we have infringed on their patents and, as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology. If we engage in litigation, our expenses may increase and our business may be harmed. If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

We depend on the availability of certain key supplies and services that are available from only a few sources and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of these supplies or services.

We require certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, each of which is located outside of the United States. Additionally, we rely on outside vendors to grind and polish certain of our lenses and other optical components, such as prisms and windows. We also rely on a limited number of suppliers for specialized CMOS sensors and the electronic wiring of those sensors. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities to meet our needs. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce some of our products for us, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers who integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion. If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline.

Our customers may claim that the products we sold them were defective and if our insurance is not sufficient to cover such a claim, we would be liable for the excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of products we assist in developing, manufacture and supply to our customers. Additionally, the products we supply could be used in conjunction with other products in medical device applications, such as certain endoscope products claimed to be associated with surgical suite contamination resulting from their intended re-use and re-sterilization. We maintain product liability insurance to cover us in the event of liability claims, and as of September 24, 2021, no such claims have been asserted or threatened against us. However, our insurance may not be sufficient to cover all possible future product claims, costs and any resulting liabilities.

We would be liable if our business operations harmed the environment and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

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Our quarterly financial results vary quarter to quarter and depend on many factors. As a result, we cannot predict with a high degree of certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

—	the timing of completion of significant customer orders;

—	the timing and amount of our research and development expenditures;

—	the costs of initial product production in connection with new products;

—	the timing of new product introductions—both by us and by our competitors;

—	the timing and level of market acceptance of new products or enhanced versions of our existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	our customers’ inventory levels, and levels of demand for our customers’ products and services; and

—	competitive pricing pressures.

We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis and levels of revenue and/or profitability may vary from one such period to another.

Some of our competitors are large, well-financed companies who have research and marketing capabilities that are superior to ours.

The industries in which we operate are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

Ross Optical is subject to tariffs and regulatory scrutiny, and it faces the risk of changes to this regulatory environment and business in the future.

Ross Optical is ISO and ITAR registered and currently imports, exports, and manufactures optical products for the defense industry, some of which are controlled by regulations promulgated by the U.S. Departments of State and Commerce. If Ross Optical fails to comply with the terms of these regulations and registrations, it may lose its ITAR registration or suffer other consequences, such as the withdrawal or suspension of approvals, suspension of imports, exports or production, or the imposition of fines or other penalties.

There is also the risk that new laws or regulations or changes in enforcement practices applicable to the business of Ross Optical could be imposed, which may adversely affect its ability to compete effectively with other institutions that are not affected in the same way or which may impact its supplier and customers. In addition, regulation imposed on market participants generally, such as the proposed China tariff increases announced by President Trump could negatively affect the overall profitability of Ross Optical’s international business.

These developments could impact Ross Optical’s profitability, or even make it uneconomical for Ross Optical to continue to conduct all or certain of its business, or could cause Ross Optical to incur significant costs associated with adjusting its business to these changes.

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RISKS RELATED TO OUR STOCK

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

 Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. We expect our common stock to continue to be quoted on the OTCQB for the foreseeable future. Broker-dealers may decline to trade in OTCQB stocks given the market for such securities is often limited, the stocks are more volatile and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

—	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	the timing of our research and development expenditures and of new product introductions;

—	the timing and level of acceptance of new products or enhanced versions of our existing products; and

—	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

“Penny stock” rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our securities.

Trading in our securities is subject to the SEC’s “penny stock” rule and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We are contractually obligated to issue shares in the future, diluting your interest in us.

As of June 30, 2021, there were 2,578,200 shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $1.13 per share. As of June 30, 2021, a total of 731,498 shares of our common stock are reserved for issuance under our 2021 Equity Incentive Plan. Additionally, we issued 90,687 shares of our common stock during fiscal year 2021 for stock option exercises, which brought our total common shares outstanding to 13,282,476 at June 30, 2021. Moreover, we expect to issue additional shares and options to purchase shares of our common stock to compensate employees, consultants and directors, and we may issue additional shares to raise capital. Any such issuances will have the effect of further diluting the interest of the holders of our securities.

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RISKS RELATED TO THE OFFERING

The market price of our common stock may be volatile, and the value of stockholders’ investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure you that the market price of our shares of common stock will not fall in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

SELLING SECURITY HOLDERS

Based upon information available to us as of June 7, 2022 the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this registration statement and the number and percent of outstanding shares that the selling stockholders will own, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

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Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or entity identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder	Beneficial Ownership Before Offering (1), (3)	Percentage of Outstanding Shares Owned Prior to Offering (2)	Number of Shares Offered (3)	Number of Shares Beneficially Owned After Offering (3)	Percentage of Shares Owned After Offering (2), (3)
Anania & Associates Investment Company, LLC (4)	1,001,399	5.9%	981,399	20,000	*
Anania & Associates (5)	718,746	4.2%	698,746	20,000	*
Douglas McAllister (6)	161,914	*	161,914	0	*
Dennis Leiner (7)	52,287	*	52,287	0	*
Robert Austring (8)	357,641	2.1%	357,641	0	*
Mark Waite (9)	8,714	*	8,714	0	*
Benjamin Gray (10)	71,807	*	71,807	0	*
Eric Gray (11)	23,878	*	23,878	0	*
Thomas Snyder (12)	193,614	1.1%	143,614	50,000	*
TOTAL			2,500,000

* Percentage of shares owned does not exceed one percent.

(1)	The column includes common stock beneficially owned under Rule 13(d)-3 of the Exchange Act, including shares being registered by this prospectus and shares that may be acquired upon exercise of warrants or options.

(2)	Based on 16,915,089 shares outstanding as of May 16, 2022. We calculated the percentages based on the actual number of shares outstanding, not including shares issuable upon exercise of warrants or options.

(3)	These numbers assume the selling stockholders sell all of their shares being registered by this prospectus, and they do not sell any of the other common stock they own on June 7, 2022 that is not included in this registration statement.

(4)	Anania & Associates Investment Company, LLC is a Maine limited liability company. Mr. Peter Anania is the President of Anania & Associates and holds the power to vote and direct the disposition of all shares of common stock. Mr. Anania was appointed to our Board of Directors on October 6, 2021. Anania & Associates Investment Company, LLC acquired 1,680,145 shares in the October 2021 transaction. In addition, Mr. Anania holds 20,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(5)	Anania & Associates is a member of Anania & Associates Investment Company, LLC. Anania & Associates acquired 698,746 shares in a distribution from Anania & Associates Investment Company, LLC. Mr. Peter Anania is the President of Anaia & Associates and holds the power to vote and direct the disposition of all shares of common stock. Mr. Anania was appointed to our Board of Directors on October 6, 2021. In addition, Mr. Anania holds 20,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(6)	Douglas McAllister beneficially owns 161,914 shares acquired in the October 2021 transaction.

(7)	Dennis Leiner beneficially owns 52,287 shares acquired in the October 2021 transaction.

(8)	Robert Austring beneficially owns 357,641 shares acquired in the October 2021 transaction.

(9)	Mark Waite beneficially owns 8,714 shares acquired in the October 2021 transaction.

(10)	Benjamin Gray beneficially owns 71,807 shares acquired in the October 2021 transaction.

(11)	Eric Gray beneficially owns 23,878 shares acquired in the October 2021 transaction.

(12)	Thomas Snyder beneficially owns 143,614 shares acquired in the October 2021 transaction, and 50,000 shares of common stock awarded for employment services.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers who may in turn sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Articles of Organization, as amended, and Bylaws, each as amended, is only a summary. You should also refer to our Articles of Organization, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our Articles of Organization, as amended, or our Bylaws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Organization, as amended, or our Bylaws regarding preemption rights. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities being registered was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Overview

We have been a developer and manufacturer of advanced optical instruments since 1982. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Our core efforts are targeted at the development of next generation endoscopes. Through internal research and development and working in partnership with our customers, we continuously develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized CMOS image sensors, has allowed us to begin commercialization of these technologies. The products we design and build based on these technologies are providing enhanced imaging for existing surgical procedures and oftentimes represent critical imaging products, components and technology which enable the development of new medical device products and related medical procedures.

The COVID-19 world-wide pandemic and the domestic and international impact of policy decisions being made in major countries around the world has had, and may continue to have, an adverse impact on various aspects of our business. We have taken various actions to augment our operating and human resource policies and procedures to guard against the potential health hazards of COVID-19. Some of those augmented procedures can have a negative impact on our operational efficiencies. Given the uncertainty surrounding the continuation of economic slow-downs domestically and abroad, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our up-coming financial operating results.

Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. The accompanying financial statements include the results of operations of the Ross Optical division for fiscal years ended June 30, 2021 and 2020, and the assets and liabilities of the division as of June 30, 2021 and 2020. The Ross Optical division expands our optics components and assemblies’ business to include custom and catalog optics, which are sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied using the in-house coating department. Over 70% of the Ross Optical division sales are in the United States, with the majority being specialized optical components for industrial applications and the remainder being assemblies. The balance of sales is split between military and medical device products.

On October 4, 2021, we closed on an asset purchase agreement with an effective date of October 1, 2021 with Lighthouse Imaging, LLC and Anania & Associates Investment Company, LLC for substantially all of the assets of Lighthouse Imaging, LLC, a Maine limited liability company operating a medical optics and digital imaging business. As Lighthouse Imaging of Windham, Maine we also operate as a manufacturer of advanced optical imaging systems and accessories. We have a strong expertise in electrical engineering and development of end to end medical visualization devices. Product development competencies at Lighthouse Imaging include Systems, Optical, Mechanical, Electrical and Process Development Engineering. Our product development team has extensive experience developing visualization systems that are used in a variety of clinical applications. Lighthouse Imaging is an industry leader in chip on tip visualization systems.

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Approximately 54% of our total revenues in fiscal year 2021 were derived from optical components we design, manufacture and assemble as well as custom components we source, qualify and resell to our customers. Approximately 26% of our revenues in fiscal year 2021 were derived from optical engineering and design services, and the remaining 20% from the assembly and manufacture of endoscopic medical devises, sub-assemblies and optical components ordered by our customers and typically developed from the engineering and design services we perform for them. During fiscal year 2021, approximately 60% of our revenues were medical products related, 33% industrial, and 7% related to military and defense. The allocation of sales revenues between service offerings and industries was similar in fiscal year 2020 to those allocations in fiscal year 2021 described above. Approximately 34% our business during the nine months ended March 31, 2022 is from engineering services primarily relating to the design of medical device optical assemblies, 45% from the sale of both internally manufactured and purchased optical components, and 21% from the manufacture of optical assemblies and sub-assemblies primarily for medical device instrument applications. We expect sales revenue increases to result from assembly and manufacturing orders received from our customers for the products we assist them in designing using our unique optical product design and manufacturing capabilities.

By combining the unique capabilities of our company with the Ross Optical division we are experiencing opportunities for expanded sales of each division products and services throughout the combined customer base. Additionally, Ross’ expanded worldwide vendor relationships are benefiting our traditional efforts to source materials at competitive prices for our development projects and manufacturing activities.

We are registered to the ISO 9001:2015 and ISO 13485:2016 Quality Standards and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE marking of our medical products. Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this report.

History

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires.

Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this report.

Principal Products and Services

Our Current Core Business: Since 1982, we have manufactured medical products such as endoscopes and endocouplers. We have developed and sold endoscopes incorporating various optical technologies including our proprietary Lenslock™ technology, for use in a variety of minimally invasive surgical and diagnostic procedures. Today, we produce endoscopes for various applications, which are CE marked and therefore certified for sale throughout the European Economic Area. Since 1985, we have developed, manufactured and sold a proprietary product line of endocouplers. We also design and manufacture custom optical medical devices to satisfy our customers’ specific requirements. In addition to medical devices, we also manufacture and sell components and assemblies specially designed for industrial and military use.

The acquisition of the assets of Ross Optical Industries effective June 1, 2019 expanded our optics components and assemblies business. All products supplied by Ross Optical include a custom or catalog optic, which is sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied by the Ross Optical division in-house coating department.

Microprecision™ Lenses and Micro Medical Cameras: While the size of endoscopes has gradually decreased over time, the widespread use of very small endoscopes, with diameters of one millimeter or smaller, has been limited, in part, we believe, by the inability of traditional lens fabrication methods to support these smaller sizes with good image quality and acceptable manufacturing costs. We believe our Microprecision™ optics technology provides a solution to this problem. Combined with recent advances by other companies in complementary metal-oxide-semiconductor, or CMOS, image sensor fabrication techniques, our Microprecision™ lenses and proprietary manufacturing techniques enable the manufacture of micro medical cameras at low prices and with sizes on the order of one millimeter or less, characteristics that make them well suited to medical applications.

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We are currently engaged in development projects with numerous customers to design and produce even smaller CMOS based camera modules together with customized illumination using various technologies to match the needs of the medical device endoscopes. We are also currently designing disposable versions of our camera modules and assemblies designed for single-use and reduced risk of contamination from repeated use. We believe these on-going improvements are significant to the continued evolution and acceptance of our Microprecision™ technology platform.

We have been engaged by various customers for an increasing amount of development work relating to the design of endoscopes and camera assemblies that utilize our Microprecision™ technology. We previously received production orders each exceeding $1M and follow-on orders from multiple customers for their custom designed products fulfillment of which is ongoing. We believe we will receive additional production orders from other customers currently in our engineering and design pipeline.

3D Endoscopes: Our 3D endoscopes provide next generation optical imaging for minimally invasive surgical procedures that utilize hand-held rigid endoscopes by using the brain’s natural ability to perceive depth, which is the third dimension, by viewing one’s environment through two eyes. Utilizing our proprietary technology to provide independent images to right and left eyes, surgeons can view the operative field with 3D perception.

Competition and Markets

We sell our products in a highly competitive market and we compete for business with both foreign and domestic manufacturers. Many of our current competitors are larger than us and have substantially greater resources than we do. In addition, there is an ongoing risk that other domestic or foreign companies who do not currently service or manufacture products for our target markets, some with greater experience in the optics industry and greater financial resources than we have, may seek to produce products or services that compete directly with ours.

While our resources are substantially more limited than those of some of our competitors, we believe that we can compete successfully in this market on the basis of product quality, price, delivery and innovation. Our success will depend, in part, on our ability to maintain a technological advantage over our competitors. To this end, we intend to continue to aggressively support and augment our internal engineering, research and development resources and to aggressively pursue patent protection for existing and new technology. We believe that our unique technical capabilities in the areas of Microprecision™ optics, micro medical cameras and illumination, as well as 3D endoscopes currently represent competitive advantages for us in the minimally invasive surgical device market.

The competitive advantage of our Ross Optical division is its ability to provide difficult-to-find optics, and, increasingly, to provide a broader range of services based on its ability to source optics worldwide and augmented by its ability to provide thin-film coatings and assembly.

Market Opportunities

Microprecision™ Lenses and Micro Medical Cameras: While other approaches exist for the manufacture of camera lenses, we design custom camera module assemblies with the combined objectives of low cost, small size, range of optical specifications and high image quality desired by our customer’s device specifications. By enabling the production of millimeter sized and smaller cameras with low manufacturing costs, we believe our Microprecision™ technology opens the possibility to replace existing re-sterilizable endoscopes with a single-use alternative. Also, the small size of our Microprecision™ lenses and micro medical cameras combined with our proprietary illumination techniques can provide visualization for existing procedures that are currently performed blind or with sub-optimal imaging, and we believe can facilitate the development of new surgical procedures that are currently impractical without sub-millimeter visualization instrumentation.

3D Endoscopes and Robotic Surgery Systems: 3D endoscopes have been used for many years as part of robotic surgery systems partly because the market price of robotic surgery systems is high enough to support the cost of a high-quality custom 3D display. Competition amongst medical device companies, many of which are our customers for other products, in the area of 3D robotic surgery systems is increasing, and various companies are now pursuing less expensive, procedure specific robotic systems. We believe our experience and expertise in 3D endoscopes for medical applications could be a benefit to various companies in this area that could provide us with new product development and manufacturing opportunities.

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Sales and Marketing

Current sales and marketing activities are intended to broaden awareness of the benefits of our new technology platforms and our successful application of these new technologies to medical device projects requiring surgery-grade visualization from sub-millimeter sized devices and 3D endoscopy, including single-use products and assemblies. We market directly to established medical device companies primarily in the United States that we believe could benefit from our advanced endoscopy visualization systems. Through this direct marketing, referrals, attendance at trade shows and a presence in online professional association websites, we have expanded our on-going pipeline of projects to significant medical device companies as well as well-funded emerging technology companies. We expect our customer pipeline to continue to expand as development projects transition to production orders and new customer projects enter the development phase. Our Ross Optical division markets through existing customers and trade shows, in addition to proactive online marketing strategies executed primarily through its website. Through the gradual integration of the sales and marketing resources of the two operations we have begun to realize both expanded sales opportunities of the Ross component products and our micro optics engineering services, as well as benefits from utilizing Ross’ worldwide vendor relationships for optical components.

International Business

Other than the Ross Optical division international sales described below, we have had negligible direct export sales to date. However, our medical products have received the CE mark certification, which permits sales into the European Economic Area and which benefits our customers as they market their products manufactured by us or containing our sub-assemblies into markets outside the United States. In the future, we may establish or use additional production facilities overseas to produce key components for our business, such as lenses. From the 1990s through approximately 2014, we maintained a physical presence in Asia to support business and quality control activities throughout the region as needed. We continue to acquire various optical components from overseas to meet the needs of custom device designs. We believe that the availability of specialized components and cost savings from various overseas production resources is essential to our ability to deliver complex and unique device designs and to compete on a price basis in the medical products area particularly and to our profitability generally.

The addition of Ross Optical adds an expanded network of overseas suppliers of various types and sizes of optical components and assemblies that will enhance our ability to meet the material demands of our customers’ unique optical and medical device designs. During fiscal year 2021, 13% of the Ross Optical division sales were to customers outside of the United States and Canada, with the balance of sales primarily split between Western Europe and Singapore.

Research and Development

We believe that our future success depends, to a large degree, on our ability to continue to conceive and develop new optical products and technologies to enhance the performance characteristics and methods of manufacture of existing and new products. Although development work on behalf of customers is almost entirely performed under revenue generating contracts and customer purchase orders, research and development expenses are incurred on our own proprietary products and technology, such as Microprecision™ optics, micro medical cameras and 3D endoscopes. Accordingly, we treat engineering expenses not consumed in customer contracted development and our investment of funds and resources in internal product and intellectual property development as research and development expense in the accompanying statement of operations. For the years ended June 30, 2021 and 2020, research and development expenses were $624,253 and $886,129, respectively.

Raw Materials and Principal Suppliers

A key raw material component for our products is precision grade optical glass, which we obtain from a few suppliers, principally SCHOTT North America, Inc. and Ohara Corporation.

We obtain CMOS sensors used in our development of endoscope products for our customers from various suppliers such as OmniVision Technologies, Inc. We believe that while the number of sources of supply is limited for the CMOS sensors with the specifications used in medical device endoscopes we develop, the manufacturing capacities of those suppliers is adequate to meet our demand in the next twelve months. Likewise, a limited number of suppliers provide CMOS electronic cabling services for the smallest sensors, such as FujiKura, Ltd. and High Speed Interconnects. However, we believe our demand for these services is relatively small compared to these companies’ and others’ capacities for CMOS sensor electronic cabling services.

We have experienced supply disruptions and customer delays from certain vendors and customers that we believe were the result of the COVID-19 pandemic and related economic slow-down. Although we are not currently experiencing vendor supply issues as a result of COVID-19, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our vendors and principal suppliers.

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Patents and Trademarks

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts to develop and maintain our competitive position. We plan to file for patents, copyrights and trademarks in the United States and in other appropriate countries to protect our intellectual property rights to the greatest extent practicable. We currently hold rights to various United States patents, and have patent applications pending, including applications for our new generation of micro medical cameras and 3D endoscopes. Our current patent portfolio includes patents, rights to patents and patent applications that cover various aspects of our technology in the following areas:

—	Medical devices;
—	3-D endoscopes;
—	Microprecision™ lenses and micro medical cameras;
—	Military products.

The patents contained in our current patent portfolio have various expiration dates through May 2036. We are not aware of any infringements of these patents. While we believe that our pending applications relate to patentable devices or concepts, these patents may not ultimately be issued and we may not be able to successfully defend these patents or effectively limit the development of competitive products and services.

In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications that we held on the date of the agreement, and in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

We intend to continue to innovate and extend our technological capabilities in the areas of 3-D endoscopy Microprecision™ optics, micro medical cameras, and related illumination techniques, and to aggressively pursue patent protection for such developments.

Employees

As of June 30, 2021, we had 52 employees, 50 of which were full-time employees. There were 28 employees in manufacturing, 9 in engineering/research and development, 6 in sales, and 9 in finance and administration. We are not a party to any collective bargaining agreements. We believe our relations with our employees are very good.

Customers

During fiscal year 2021 we sold product and services to over 326 customers and no customer accounted for 10% or more of our total revenues during the fiscal years ended June 30, 2021, and 2020.

Our largest customer account receivable balance at June 30, 2021, was 16% of total accounts receivable. At June 30, 2020, our largest customer account receivable balance was 14% of total accounts receivable. No other accounts accounted for more than 10% of accounts receivable at June 30, 2021, or 2020.

Our largest customer during the three and nine months ended March 31, 2022 accounted for 10.9% and 9.0%, respectively, of our revenue and represented manufacturing assembly revenues for a medical diagnostic system. We generated revenues from 193 unique customers during the nine months ended March 31, 2022.

Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment. From time to time, we use a small amount of hazardous materials in our operations. We believe that we currently comply with all applicable environmental laws and regulations and intend to do our best efforts to remain in compliance.

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Government Regulations

Domestic Regulation. We currently develop, manufacture and sell several medical products, the marketing of which is subject to governmental regulation in the United States. Medical devices are regulated in the United States by the Food and Drug Administration, or FDA, and, in some cases, by certain state agencies. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, promotion and distribution of medical devices in the United States. Generally, medical devices require clearance or approval prior to commercial distribution. Additionally, certain material changes to, and changes in, intended uses of, medical devices are also subject to FDA review and clearance or approval. Non-compliance with applicable requirements can result in failure of the FDA to grant pre-market clearance or approval, withdrawal or suspension of approval, suspension of production, or the imposition of various other penalties.

We previously notified the FDA of our intent to market our endoscopes, image couplers, beamsplitters, adapters and video ophthalmoscopes, and the FDA has determined that we may market such devices, subject to the general control provisions of the Food, Drug and Cosmetic Act. We obtained this FDA permission without the need to undergo a lengthy and expensive approval process due to the FDA’s determination that such devices met the regulatory standard of being substantially equivalent to existing FDA-approved devices.

In the future, we plan to market additional medical devices that may require the FDA’s permission to market such products. We may also develop additional products or seek to sell some of our current or future medical products in a manner that requires us to obtain the permission of the FDA to market such products, as well as the regulatory approval or license of other federal, state and local agencies or similar agencies in other countries. The FDA has authority to conduct detailed inspections of manufacturing plants in order to assure that “good manufacturing practices” are being followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA and to prohibit the sale of devices, which do not comply with law.

Our Ross Optical division currently imports, exports and manufactures optical products for the defense industry, some of which is controlled by U.S. regulations. Generally, these regulations require strict control over technical data in documented form and as embodied in products, both within Ross Optical and as part of exported shipments. In particular, Ross Optical maintains a technology control plan, is ISO certified and ITAR (International traffic in Arms Regulations) registered with the U.S. State Department and maintains a number of technology assistance agreements with overseas suppliers, that have been approved by the U.S. State Department. Non-compliance with applicable requirements can result in U.S. actions that may result in withdrawal or suspension of approvals, suspension of company imports, exports or production, or the imposition of fines or various other penalties.

Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that may vary from country to country. Our failure to comply with foreign regulatory requirements would jeopardize our ability to market and sell our products in foreign jurisdictions. The regulatory environment in the European Union member countries of the European Economic Area for medical device products differs from that in the United States. Medical devices sold in the European Economic Area must bear the Conformité Européenne, or CE mark. Devices are classified by manufacturers according to the risks they represent, with a classification of Class III representing the highest risk devices and Class I representing the lowest risk devices. Once a device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.” The CE mark may then be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority. All of our medical products are manufactured in conformity with the CE mark requirements.

Available Information

Our website is www.poci.com. We make available on our website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the U.S. Securities and Exchange Commission, or SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

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DESCRIPTION OF PROPERTY

We conduct our domestic operations at three facilities in Gardner, Massachusetts and one facility in El Paso, Texas. We are currently a tenant-at-will, paying rent of $9,000 per month for our main Gardner facility. We rent three other smaller Gardner facilities on a month-to-month basis. Our Ross Optical division rents a facility in El Paso, Texas from an unrelated party pursuant to an operating lease through May 2022 at monthly base rates beginning at $3,392 and increasing to $3,563 per month during the term of the lease.

We believe these facilities are adequate for our current operations and are adequately covered by insurance. Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of endoscopes and other products may, however, require improvements to existing facilities or the acquisition or lease of additional facilities. We may establish production facilities domestically or overseas to produce key assemblies or components, such as lenses, for our products. Overseas facilities may subject us to the political and economic risks associated with overseas operations. The loss of or inability to establish or maintain such additional domestic or overseas facilities could materially adversely affect our competitive position and profitability.

LEGAL PROCEEDINGS

Our Company, on occasion, may become involved in legal matters arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition or results of operations. We are not currently aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. OTC market quotations reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

Holders

As of April 15, 2022, we had approximately 77 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

Dividends

We have not declared any dividends during the last two fiscal years. At present, we intend to retain our earnings, if any, to finance research and development and the expansion of our business.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of June 30, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	69,698	$0.69	–
Equity compensation plans not approved by security holders	2,508,502	$1.14	731,498
Total	2,578,200	$1.13	731,498

2006 Equity Incentive Plan

On November 28, 2006, our stockholders approved the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan, referred to as the 2006 Plan, which succeeded the Precision Optics Corporation, Inc. Amended and Restated 1997 Equity Incentive Plan, referred to as the 1997 Plan. No further awards have been or will be granted under the 1997 Plan. The 2006 Plan allowed for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates. No further awards will be granted under the 2006 Plan.

2011 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, referred to as the 2011 Plan, was adopted by our Board of Directors on October 13, 2011. The 2011 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates.

On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, we filed a registration statement on Form S-8 to register the 1,500,000 shares of common stock.

On May 1, 2019, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan to update the Plan for the latest changes to the tax laws and increase the maximum number of shares of our common stock that may be awarded under the Plan from 1,825,000 to 2,825,000, an increase of 1,000,000 shares. In connection therewith, on September 6, 2019, we filed a registration statement on Form S-8 to register the 1,000,000 shares of common stock.

2021 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2021 Equity Incentive Plan, referred to as the 2021 Plan, was adopted by our Board of Directors on May 10, 2021. The 2021 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates for up to a total of 1,000,000 shares of the Company’s common stock. In connection therewith, we filed a registration statement on Form S-8 to register the 1,000,000 shares of common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Critical Accounting Policies and Estimates

Our critical accounting policies are included in the Notes to our Financial Statements contained elsewhere in this prospectus.

Results of Operations for the Fiscal Year Ended June 30, 2021 as Compared to the Fiscal Year Ended June 30, 2020

Total revenues for the fiscal year ended June 30, 2021 were $10,674,907, an increase of $751,552, or 7.6%, from revenues for fiscal year 2020 of $9,923,355. Engineering services increased approximately $1,380,000 in fiscal year 2021 compared to fiscal year 2020, while product and assembly production revenues decreased approximately $607,000, and optical component revenues were virtually unchanged during the same period.

The $1,380,000 increase in engineering service revenues in fiscal year 2021 compared to fiscal year 2020 was the result of personnel additions in the engineering group thereby raising revenue earning capacity, and the addition of two significant engineering projects during fiscal year 2021. One engineering project relates to optical spectroscopic measurements and the other relates to a single-use ophthalmic endoscope. We believe increased engineering service capacity and the continued addition of quality engineering projects generates opportunities for production purchase orders from these customers as the products advance to clinical evaluation and commercialization.

The $607,000 decrease in product and assembly production revenues in fiscal year 2021 compared to fiscal year 2020 resulted primarily from reductions of sales to various production category customers which we believe are the result of the COVID-19 pandemic described below as well as cyclical and product life sales patterns periodically experienced with certain traditional product customers. Two products with reduced sales revenue in fiscal year 2021 considered temporary and the result of the market impact of the COVID-19 pandemic are flexible endoscope for a cardiovascular surgical procedure and a Microprecision™ CMOS scanning device for a diagnostic ENT procedure. The third product with notably reduced sales revenue in fiscal year 2021 relates to a reusable visualization instrument used in spine surgery which experiences fluctuations in periodic revenues caused by product demand for new surgical sites and replacements for existing sites.

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020 and the domestic and international impact of policy decisions being made in major countries around the world has had, and could continue to have, an adverse impact on the Company’s sources of supply, current and future orders from our customers, collection of amounts owed to the Company from its customers, our internal operating procedures, and the Company’s overall financial condition. Given the uncertainty surrounding the continuation of economic impacts both domestically and abroad, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on its up-coming quarterly fiscal operating results.

We generated revenues from 326 unique customers during fiscal year 2021, and no single customer accounted for 10% or more of our revenue for the fiscal years ended June 30, 2021, or 2020.

Gross profit for fiscal year ended June 30, 2021 of $3,433,585, reflected an increase of $71,009, or 2.1%, as compared to gross profit for fiscal year 2020 of $3,362,576. Gross profit, as a percentage of revenues for fiscal year 2021, was 32.2% as compared to gross profit, as a percentage of revenues for fiscal year 2020, of 33.9%. Gross profit and gross profit percentage for any given fiscal period depend on a number of factors, including overall sales volume, facility utilization, product sales mix, the nature and costs of engineering services, design challenges and changes, production start-up costs, customer-imposed project changes or delays, and the effects of COVID-19 pandemic policy decisions on various economies and our suppliers and customers, as well as the effects on production efficiencies due to the augmented policies we have incorporated into our operations as a result of the COVID-19 pandemic.

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Our decrease in gross margin from 33.9% to 32.2% during the fiscal year ended June 30, 2021 compared to 2020 was primarily the result of a gross margin decrease in one engineering project due to cost over-runs, a decrease in higher margin production revenues with customers due to COVID-19 factors, and a lower realized margin on a large volume recurring component product produced for a catalogue reselling customer. The remainder of our production, engineering and component revenues resulted in margins within our targeted range with reasonably expected fluctuations.

Research and development expenses were $624,253 for fiscal year 2021 as compared to $886,129 for fiscal year 2020. The decrease of $261,876, or 29.6%, in fiscal year 2021 compared to fiscal year 2020 was due primarily to an increased amount of internal engineering related development projects in fiscal year 2020 that we believe will enhance our technology platform of capabilities and our overall competitiveness in providing unique optical and illumination solutions for medical device endoscopes, offset by a lesser amount of increased stock-based compensation expense recognized in fiscal year 2021.

Selling, general and administrative expenses decreased by $184,515, or 4.7%, to $3,714,915 for fiscal year 2021 as compared to $3,899,430 for fiscal year 2020. The decrease in SG&A expenses in fiscal year 2021 is primarily driven by decreases in travel and trade shows due to the pandemic, sales salaries, and lower investor relations costs, all of which were offset by a lesser amount by increases in stock-based compensation and general insurance expense.

The income tax provisions in fiscal years 2021 and 2020 represent the minimum statutory state income tax liability.

Results of Operations for the Three and Nine Months Ended March 31, 2022 and 2021

Our total revenues for the quarter ended March 31, 2022, were $4,651,352, as compared to $2,458,290 for the same period in the prior year, an increase of $2,193,062, or 89.2%, primarily due to inclusion of the Lighthouse division since its acquisition on October 4, 2021 and an increase in medical devise manufacturing revenue. Excluding the effect of the Lighthouse acquisition, engineering revenue experienced a slight quarter-over-quarter decrease while production revenue was up 106% and component revenue increased 32% from the quarter ended March 31, 2021 to 2022.

Our total revenues for the nine months ended March 31, 2022 were $10,884,737, as compared to $8,001,641 for the same period in the prior year, an increase of $2,883,096, or 36.0% primarily due to inclusion of the Lighthouse division since its acquisition on October 4, 2021. Excluding the effect of the Lighthouse acquisition, engineering revenue during the nine months ended March 31, 2022 decreased approximately $287,000 compared to the same period of the prior year due primarily to a change in mix of engineering projects. Component revenues increased approximately $543,000 during the nine months ended March 31, 2022 compared to the same period of the prior year, and production revenue increased approximately $161,000 over the same period as production on some products began to return to pre-pandemic levels.

Our largest customer during the three and nine months ended March 31, 2022 accounted for 10.9% and 9.0%, respectively, of our revenue and represented manufacturing assembly revenues for a medical diagnostic system. We generated revenues from 193 unique customers during the nine months ended March 31, 2022, and one single customer accounted for slightly more than 10% or more of our revenue for the quarter and no single customer accounted for 10% or more of our revenue for the nine months ended March 31, 2022 or the fiscal year ended June 30, 2021.

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020 and the domestic and international impact of policy decisions being made in major countries around the world has had, and could continue to have, an adverse impact on our sources of supply, current and future orders from our customers, collection of amounts owed to us from our customers, our internal operating procedures, and our overall financial condition. Given the uncertainty surrounding the continuation of economic impacts both domestically and abroad, we cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on our up-coming quarterly fiscal operating results.

Gross profit for the quarter ended March 31, 2022 was $1,728,209, compared to $818,024 for the same period in the prior year, an increase of $910,185, or 111.3%. Gross profit for the quarter ended March 31, 2022 as a percentage of our revenues was 37.2%, an increase from the gross profit percentage of 33.3% for the same period in the prior year. Gross profit for the nine months ended March 31, 2022 was $3,486,823, as compared to $2,647,642 for the same period in the prior year, an increase of $839,181 or 31.7%. Gross profit for the nine months ended March 31, 2022 as a percentage of our revenues was 32.0%, a decrease from the gross profit percentage of 33.1% for the same period in the prior year. Quarterly gross profit and gross profit percentage depend on a number of factors, including overall sales volume, facility utilization, product sales mix, the costs of engineering services, and production start-up costs and challenges in connection with new products, the effects of COVID-19 pandemic policy decisions on various economies and our suppliers and customers, as well as the effects on production efficiencies due to the augmented policies we have incorporated into our operations as a result of the COVID-19 pandemic.

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Our gross margin on individual engineering projects is dependent on a number of factors and is expected to fluctuate from quarter to quarter based on the nature and status of engineering projects, unanticipated cost over-runs, design challenges and changes, start-up production activities or other customer-imposed project changes or delays. Our increase in gross margin dollars during the quarter ended March 31, 2022 was due to inclusion of the Lighthouse division since its acquisition on October 4, 2021, an increase in medical devise manufacturing revenue, and improved efficiencies in engineering projects, which is partially offset by inclusion of the Lighthouse division engineering and production revenues at overall margins lower than the Ross Optical division revenues. The remainder of our production, engineering and component revenues resulted in margins within our targeted range with reasonably expected fluctuations.

Research and development expenses were $214,898 for the quarter ended March 31, 2022, compared to $146,063 for the same period in the prior year, an increase of $68,835, or 47.1%. Research and development expenses were $433,248 for the nine months ended March 31, 2022, compared to $443,609 for the same period in the prior year, a decrease of $10,361, or 2.3%. In-house research and development and certain internal functions not directly related to customer engagements are classified as research and development expenses with the majority of our engineering, research and development activities being consumed in revenue generating engagements with our customers for the development of their products. During the quarter and nine months ended March 31, 2022 we had an increase in research and development costs due to the inclusion of the Lighthouse division offset by a greater amount of our engineering personnel time consumed in customer focused compared to the same periods of the prior fiscal year.

Selling, general and administrative expenses were $1,574,432 for the quarter ended March 31, 2022, compared to $927,979 for the same period in the prior year, an increase of $646,453, or 69.7%. Selling, general and administrative expenses were $3,974,824 for the nine months ended March 31, 2022, compared to $2,671,176 for the same period in the prior year, an increase of $1,303,648, or 48.8%. The increase in selling, general and administrative expenses in the three and nine months ended March 31, 2022 compared to the same periods of the prior fiscal year was primarily due to inclusion of the Lighthouse division since its acquisition on October 4, 2021, plus increased stock-based compensation and marketing related expenses.

Liquidity and Capital Resources

We have sustained recurring net losses from operations for several years. During the nine months ended March 31, 2022, we had a net loss of $1,197,713 and used cash in operating activities of $879,967. At March 31, 2022, cash was $831,585, accounts receivables were $3,347,692 and current liabilities were $5,770,887, including $1,018,275 of customer advances received for future order deliveries.

On October 4, 2021 we acquired the assets of Lighthouse Imaging, LLC as described in note 2. Business Acquisition to the accompanying financial statements in this prospectus. To finance the cash portion of the acquisition price we entered into a $2,600,000 bank term loan, sold shares of our common stock for gross proceeds of $1,500,000. We also secured a $250,000 bank line of credit from the same bank on October 4, 2021 for working capital needs, upon which no borrowings are outstanding as of December 31, 2021. We also raised $1,030,000 during the quarter ended September 30, 2021 in conjunction with the Lighthouse Imaging transaction. This amount was part of the full raise which was completed on October 4, 2021. For the full raise, we issued 937,500 shares of common stock at a purchase price of $1.60 per share to accredited investors in a private placement totaling $1,500,000.

Although we have experienced improved financial performance in certain recent fiscal quarters, our operating expenses have also increased and we continue to experience pricing pressure from our customers and challenges in engineering projects and production orders that result in cost over-runs and depressed gross margins. We also experience added uncertainty related to our vendors ability to supply materials and our customers future order levels as a result of the economic impact the COVID-19 world-wide pandemic and related jurisdictional policies and regulations. Consequently, critical to our ability to maintain our financial condition is achieving and maintaining a level of quarterly revenues that generate break even or better financial performance as well as timely collection of accounts receivable from our customers. We believe profitable operating results can be achieved through a combination of revenue levels, realized gross margins and controlling operating expense increases, all of which are subject to periodic fluctuations resulting from sales mix and the stage of completion of varying engineering service projects as they progress towards and into production level revenues.

We have traditionally funded working capital needs through product sales, management of working capital components of our business, cash received from public and private offerings of our common stock, warrants to purchase shares of our common stock or convertible notes, manufacturing equipment leases, and by customer advances paid against purchase orders by our customers and recorded in the current liabilities section of the accompanying financial statements. We have incurred year to year and quarter to quarter operating losses during our efforts to develop current products including Microprecision™ optical elements, micro medical camera assemblies and 3D endoscopes. Our management believes that the opportunities represented by these technical capabilities and related products have the potential to generate sales increases to achieve breakeven and profitable results.

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On May 6, 2020, we received loan proceeds in the amount of $808,962 under the Paycheck Protection Program, or PPP, from Bank of America. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, provides for loans to qualifying businesses that are forgivable provided the loan proceeds are used for eligible purposes, including payroll, benefits, rent and utilities. The unsecured loan dated May 6, 2020 was forgiven on March 30, 2021 by the Small Business Administration pursuant to the CARES Act. The forgiveness of the Promissory Note is recorded as other income in the Consolidated Statements of Operations for the three and nine month periods ended March 31, 2021.

Capital equipment expenditures during fiscal year 2021 and fiscal year 2020 were $237,901 and $232,363, respectively, $161,977 and $113,213 of which in fiscal years 2021 and 2020, respectively, were funded by leasing agreements with monthly payment obligations. Patent application expenditures during fiscal year 2021 and fiscal year 2020 were $46,473 and $41,142, respectively. Capital equipment expenditures and additional patent costs during the nine months ended March 31, 2022 were $82,660. Future capital equipment and patent expenditures will be dependent upon future sales and success of on-going research and development efforts.

Contractual cash commitments for the fiscal periods subsequent to March 31, 2022, are summarized as follows:

	Fiscal 2022	Thereafter	Total
Capital lease for equipment, including interest	$12,155	$171,161	$183,316
Minimum operating lease payments - Ross Optical division	$15,705	$134,799	$150,504

We have contractual cash commitments related to open purchase orders as of March 31, 2022 of approximately $1,263,003.

Material Trends and Uncertainties

We currently have no material trends or uncertainties that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors

Set forth below is certain information with respect to the individuals who are our directors as of May 16, 2022.

Name	Age	Position(s) or Office(s) Held
Peter V. Anania	66	Director
Joseph N. Forkey	53	Chief Executive Officer, President, Treasurer and Director
Andrew J. Miclot	65	Director
Richard B. Miles	78	Director
Peter H. Woodward	48	Chairman of the Board of Directors

Board Composition. Our Board of Directors currently consists of five directors . Each director serves a one-year term and until his or her successor has been duly elected and qualified.

Biographies and Qualifications of Our Directors. The biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as a director of our Company are as follows:

Peter V. Anania

On October 6, 2021, our Board appointed Mr. Peter V. Anania as a class II director for a three-year term or until his successor is duly elected or qualified. Peter V. Anania is President of Anania & Associates which he founded in 1987, and Anania & Associates Investment Company LLC, a private investment firm focused on privately held, Maine-based businesses which he founded in January 2008. Since November 2000, he serves as President and on the Board of Microwave Techniques LLC, Elmet Technologies, LLC and since December 2018 he serves on the board and audit committee of Alaris Holdings Ltd. He has served in operating and board positions of numerous private companies in which he has invested and performed management consulting services to non-portfolio companies. Mr. Anania served on the Windham Town Council from 2011 to 2014, board of the Windham Economic Development Corporation, Maine Heritage Policy Center (Chairman); is a current Corporator for Bangor Savings Bank; an Emeritus Board member of the Maine International Trade Center participating in trade missions to Korea, the United Kingdom, Brazil, Argentina, Taiwan, Singapore, Germany, the Netherlands and Mexico; and serves as a charter member of Maine's District Export Council helping small businesses expand their export sales. He previously served on the board of the USM Alumni Association, the Family Crisis Center, the United Way Allocation Committee and Raye’s Mustard Mill in Eastport. Mr. Anania has a B.A. from the University of Maine in marketing and management and an MBA from the University of Southern Maine.

Dr. Joseph N. Forkey

Dr. Joseph N. Forkey has served as our Chief Executive Officer, President and Treasurer since February 8, 2011. Dr. Forkey has been a member of our Board of Directors since 2006. He served as our Chairman of our Board of Directors from February 2011 to July 2014. He served as our Executive Vice President and Chief Scientific Officer from April 2006 to February 2011, and held the position of our Chief Scientist from September 2003 to April 2006. Since joining us, he has been involved in general technical and management activities of our Company, as well as investigations of opportunities that leverage our newly developed technologies. Dr. Forkey holds B.A. degrees in Mathematics and Physics from Cornell University, and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University. Prior to joining us, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member. Dr. Forkey is a valuable member of our Board due to his depth of scientific, operating, strategic, transactional, and senior management experience in our industry. Additionally, Dr. Forkey has held positions of increasing responsibility at our Company and holds an intimate knowledge of our Company due to his longevity in the industry and with us.

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Andrew J. Miclot

Mr. Miclot was appointed to our Board on March 2, 2016. Mr. Miclot has more than 35 years of leadership experience with medical device suppliers and brings substantial global industry knowledge to our Company. From September 2020 to May 2021, Mr. Miclot was President of Electromedical Products International, Inc., a medical device company treating anxiety, insomnia, depression and pain. Mr. Miclot was the President and Vice Chairman and Director of WishBone Medical, Inc., a pediatric orthopedic company dedicated to the unmet needs of children suffering from orthopedic challenges from October 2017 to January 2019. He has been on the Indiana University Alumni Association Advisory Board since October 2016. From October 2015 to January 2018, Mr. Miclot served as President, CEO and Director of Micro Machine Co., a supplier of medical products for the orthopedic and spinal industries. Prior to joining Micro Machine Co., from May 2013 to September 2014, Mr. Miclot was Executive Vice President of MicroTechnologies, Inc., a medical device supplier. Mr. Miclot was General Manager and Senior Vice President of ArthroCare Corporation from June 2009 to March 2013. From January 2008 to March 2009, Mr. Miclot was President, CEO and Director of Ascension Orthopedics, Inc. He was Vice President of Marketing for the orthopedic global business unit at Orthofix, Inc. from April 2007 to January 2008, and from March 1994 to April 2007, he served as Senior Vice President with Symmetry Medical Inc., a medical device supplier and was also the Investor Relations Officer, after the NYSE IPO in December 2004 until April 2007. Mr. Miclot has a BA degree in Speech and Hearing and a MA degree in Audiology from Indiana University and an MBA from the Lake Forest Graduate School of Management, earned in 1991.

Richard B. Miles

Professor Richard B. Miles was appointed to our Board of Directors in November 2005. He received his Ph.D. degree in Electrical Engineering from Stanford University in 1972 with a thesis on nonlinear optics. He was a member of the Mechanical and Aerospace Engineering faculty at Princeton University from 1972 until 2013, at which time he retired from his Princeton academic appointment and became Professor Emeritus and Senior Scholar. From 1980 to 1996 he served as Chairman of Engineering Physics at Princeton. In 2017 he joined Texas A&M University and was appointed TEES Eminent Professor of Aerospace Engineering. In 2019 he was named Distinguished University Professor and is currently the holder of the O’Donnell Foundation Chair V. He is a member of the National Academy of Engineering and a Fellow of the National Academy of Inventors. He serves on the Board of Directors of the Hertz Foundation and the Board of Trustees of Pacific University, Oregon and is a Fellow of the Optical Society of America (OSA) and the American Institute Aeronautics and Astronautics (AIAA). In 1997 he founded Plasma TEC, Inc, and currently serves as its CEO. Professor Miles is a valuable member of our Board due to his depth of scientific experience and familiarity with the field of our technologies, insight into the academic community, and familiarity with the latest developments and innovations in science and technology.

Peter H. Woodward

Mr. Woodward was appointed to our Board effective July 9, 2014 and as chairman of the Board in connection with the sale and purchase agreement we entered into in July 2014. Mr. Woodward is the founder of MHW Capital Management, LLC, or MHW, a position he has held since September 2005. MHW specializes in large equity investments in public companies implementing operating strategies to significantly improve their profitability. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He served as the President and Chief Executive Officer and Director of Cartesian, Inc. from June 2015 to July 2018, and currently serves as Chairman of the Board and Chairman of the Audit Committee for TSS, Inc., and as the CEO of Innovative Power, LLC. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Identification of Executive Officers

Set forth below is certain information with respect to the individuals who are our executive officers as of April 15, 2022.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	53	Chief Executive Officer, President, Treasurer and Director
Daniel S. Habhegger	52	Chief Financial Officer and Secretary

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Biographies and Qualifications of Our Executive Officers. The biographies of our executive officers and certain information regarding each officer’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as an executive officer of our Company are as follows:

Dr. Joseph N. Forkey

For Dr. Forkey’s full biography, please refer to the section entitled “Biographies and Qualifications of Our Directors.”

Daniel S. Habhegger

Mr. Habhegger started with us in September 2019 as Director of Finance. Prior to joining our Company, he was the Director of Financial Planning and Analysis of SmartBear Software, Inc. from 2015 to August 2019 and of AgaMatrix, Inc. from 2010 to 2015. From 2005 to 2009 he was the Chief Financial Officer of Weather Services International, now The Weather Company, where he led the implementation of the PeopleSoft financial system and the SalesLogix CRM solution and the financial due diligence for two large acquisitions. He earned his Bachelor of Science in Finance from Western International University in 1994 and a MBA in Global Management from the University of Phoenix in 2005.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Executive Compensation

The following table sets forth all compensation for our fiscal years ended June 30, 2021 and 2020 awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officer and our most highly compensated employee, all of which are referred to herein as the “Named Executive Officers.”

Summary Executive Compensation Table for the Fiscal Years Ended June 30, 2021 and 2020

Name and Principal Position	Year June 30,	Salary ($)	Bonus ($)		Option Awards ($) (1)		Total ($)
Dr. Joseph N. Forkey	2021	250,000	0		190,909	(2)	440,909
Director, Chief Executive Officer, President and Treasurer	2020	235,385	0		0		235,385

Daniel S. Habhegger	2021	176,879	0		101,818	(3)	278,697
Chief Financial Officer, Secretary	2020	131,003	0		126,157	(4)	257,160

Divaker Mangadu	2021	140,000	40,000	(5)	31,818	(6)	211,818
President, Ross Optical Division	2020	140,000	40,000	(5)	115,496	(7)	295,496

_______________________

(1)	Represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2021 set forth in our Annual Report on Form 10-K. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal years presented.

(2)	We granted Dr. Forkey a stock option to purchase up to 150,000 shares of our common stock at an exercise price of $1.68 per share, the closing price of our common stock on June 4, 2021. 75,000 options vested on the date of grant, and provided Dr. Forkey remains eligible under the plan on the future vesting date, the remaining 75,000 options vest on June 4, 2022.

(3)	We granted Mr. Habhegger a stock option to purchase up to 80,000 shares of our common stock at an exercise price of $1.68 per share, the closing price of our common stock on June 4, 2021. 40,000 options vested on the date of grant, and provided Mr. Habhegger remains eligible under the plan on the future vesting date, the remaining 40,000 options vest on June 4, 2022.

(4)	We granted Mr. Habhegger a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.42 per share, the closing price of our common stock on September 9, 2019. Provided Mr. Habhegger remains eligible under the plan on these dates, the options vest on September 9, 2020, 2021 and 2022 in amounts of 33,334, 33,333 and 33,333 options, respectively.

(5)	Represents performance bonus awards for the respective fiscal year.

(6)	We granted Mr. Mangadu a stock option to purchase up to 25,000 shares of our common stock at an exercise price of $1.68 per share, the closing price of our common stock on June 4, 2021. 12,500 options vested on the date of grant, and provided Mr. Mangadu remains eligible under the plan on the future vesting date, the remaining 12,500 options vest on June 4, 2022.

(7)	We granted Mr. Mangadu a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.30 per share, the closing price of our common stock on September 5, 2019. Provided Mr. Mangadu remains eligible under the plan on these dates, the options vest on September 5, 2020, 2021 and 2022 in amounts of 33,000, 33,000 and 34,000 options, respectively.

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Employment Contracts

Agreement with Dr. Forkey

On July 27, 2018, our Board of Directors approved a new compensation agreement with our Chief Executive Officer, Dr. Joseph Forkey effective August 2, 2018. Pursuant to the agreement, we agreed to pay Dr. Forkey a base salary of $200,000 per year beginning retroactively on July 1, 2018. Effective October 1, 2019, our Board of Directors approved an increase of Dr. Forkey’s base salary to $250,000 per year. On August 2, 2018, we also granted Dr. Forkey a stock option to purchase up to 350,000 shares of our common stock at an exercise price of $0.73 per share. The options vested as follows: (i) one–half of the options vest if we achieved revenues of $1.5 million or higher for two consecutive fiscal quarters, based on the reported revenues in our Form 10-Ks or 10-Qs; and (ii) one-half of the options vested if our common stock was trading at $1.00 per share or higher for fifteen consecutive trading days. In the event of a change of control all unvested options will vest. As of June 30, 2020, all 350,000 options are vested. We also granted Dr. Forkey 300,000 shares of common stock at a rate of 50,000 shares per fiscal quarter retroactively starting January 1, 2017 and through the quarter ended June 30, 2018. As of June 30, 2020, all 300,000 of such shares have been issued to Dr. Forkey.

Agreement with Mr. Habhegger

Effective December 1, 2019, we entered into an employment agreement with Mr. Habhegger to serve as our Chief Financial Officer and Secretary pursuant to which we agreed to pay Mr. Habhegger a base salary of $170,000 per year. On December 1, 2021, our board of directors approved an increase of the base salary paid to Mr. Habhegger, from $170,000 per annum to $200,000 per annum. The increase is effective November 8, 2021. In addition, our board approved the grant of $20,000 in shares of the Corporation’s common stock on December 3, 2021, valued at the 10-day trailing closing day average, or $2.199 per share, for an aggregate of 9,095 shares. In the event that Mr. Habhegger is terminated within six months of a change of control he will receive six months’ notice or pay in lieu of notice at his then current salary rate.

Agreement with Mr. Mangadu

In connection with the acquisition of the Ross Optical division we entered into an employment agreement on July 1, 2019 with Divaker (Divi) Mangadu to serve as President of Ross Optical Industries (a division of Precision Optics Corporation). The agreement covers a period of five years unless terminated sooner under certain conditions by the parties and may be renewed beyond the initial and subsequent terms for additional one-year periods. Mr. Mangadu was also granted a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.30 per share, the closing price of our common stock on September 5, 2019. Provided Mr. Mangadu remains eligible under the plan on these dates, the options vest on September 5, 2020, 2021 and 2023 in amounts of 33,000, 33,000 and 34,000 options, respectively. If Mr. Mangadu is terminated without cause by the Company during the initial five year term of the agreement, he shall receive a lump-sum $75,000 cash severance payment and all unexercised stock options shall vest immediately and be exercisable for the remainder of their term. If Mr. Mangadu is terminated without cause subsequent to the initial five-year term, he shall receive a lump-sum cash severance payment equal to one-half his then current annual salary. The agreement also provides that for a period of five years after July 1, 2019 Mr. Mangadu agrees not to compete with the Company, solicit employees, vendors or customers for purposes that do not directly benefit the Company or to interfere in any way with the Company’s relationship with any vendors or customers.

Apart from the agreements described above, we have no other employment contracts in place with any Named Executive Officer or any compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with us and our subsidiaries, or as a result of a change-in-control of our Company or a change in the Named Executive Officers’ responsibilities following a change-in-control.

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Outstanding Equity Awards at Fiscal Year-End Table for the Fiscal Year Ended June 30, 2021

The following table shows grants of options outstanding on June 30, 2021, the last day of our fiscal year, to each of the Named Executive Officers named in the Summary Executive Compensation Table.

Name	Number of securities underlying unexercised options Exercisable		Number of securities underlying unexercised options Unexercisable		Option exercise price ($)	Option expiration date
Dr. Joseph N. Forkey	150,000		0		1.20	03/02/2022
	350,000		0		0.73	08/02/2028
	75,000	(1)	75,000	(1)	1.68	06/04/2031

Daniel S. Habhegger	33,334		66,666	(2)	1.42	09/09/2029
	40,000	(1)	40,000	(1)	1.68	06/04/2031

Divaker Mangadu	34,000		66,000	(3)	1.30	09/05/2029
	12,500	(1)	12,500	(1)	1.68	06/04/2031

_______________________

(1)	The options were granted on June 4, 2021 with vesting of one-half of the options on the grant date and one-half on June 4, 2022, subject to the holders’ eligibility under the Equity Incentive Plan on that date.

(2)	The options were granted on September 9, 2019 with vesting of one-third of the options on each of the dates September 9, 2020, 2021, and 2022, respectively, subject to the holders’ eligibility under the Option Plan on each of those dates.

(3)	The options were granted on September 5, 2019 with vesting of one-third of the options on each of the dates September 5, 2020, 2021, and 2022, respectively, subject to the holders’ eligibility under the Option Plan on each of those dates.

Profit Sharing and 401(k) Plan

We have a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing contributions were made to the plan in fiscal years 2019 and 2018. No employer matching contributions were made to the plan in fiscal years 2021 and 2020.

Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our directors, but does not include the compensation of Dr. Joseph N. Forkey, our Chief Executive Officer, President, and Treasurer, as his compensation is reflected in the Summary Executive Compensation Table. During the fiscal year ended June 30, 2021, our Board of Directors determined that Dr. Joseph N. Forkey was our employee director and, therefore, would not earn any fees related to service on our Board.

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Director Compensation Table for the Fiscal Year Ended June 30, 2021

Name of Director	Fees earned or paid in cash ($)(1)		Option awards ($) (2)	Total ($)
Andrew J. Miclot	5,000		23,835	28,835
Richard B. Miles	5,000		23,835	28,835
Peter H. Woodward	40,000	(3)	35,753	75,753

_______________________

(1)	Under our director compensation plan, each non-management, non-Chairman board member shall receive $5,000 annually paid in quarterly amounts of $1,250. The board of directors also approved that each. We also reimburse our directors for travel expenses.

(2)	In December 2019 the Company’s board of directors approved annual grants of common stock options each year beginning in December 2019 of 20,000 and 30,000 options to each non-management board members and the Chairman, respectively. On November 16, 2020, 20,000 options to purchase the Company’s common stock were granted to Mr. Miclot and Dr. Miles and 30,000 to Mr. Woodward at an exercise price of $1.40 per share. The options are exercisable at the date of grant and expire on November 16, 2031.

(3)	Mr. Woodward serves as our Chairman and performs various management services. In March 2019 the Company’s board of directors approved the payment of $10,000 per quarter to Mr. Woodward for the greater time commitment required to perform the duties of Chairman of the Board.

As of June 30, 2021, the following stock options were outstanding for each of our directors: Andrew J. Miclot – 100,000, Dr. Richard B. Miles – 113,600, Peter H. Woodward – 150,000.

Narrative to Director Compensation Table

Under our director compensation plan, each non-management, non-Chairman board member shall receive $5,000 annually paid in quarterly amounts of $1,250. Per a special agreement, the Chairman of the Board, Mr. Woodward, receives $10,000 per quarter for the greater time commitment required to perform the duties of Chairman of the Board beginning retroactively for the quarter ended December 31, 2018. We also reimburse our directors for travel expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding our common stock owned as of the close of business on May 16, 2022 by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors who beneficially owns our common stock, (iii) each of our Named Executive Officers who beneficially own our common stock and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after May 16, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or group.

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Stockholders Known by Us to Own Over 5% of Our Common Stock

	Amount of beneficial ownership (1)			Percent of
Name and Address of Beneficial Owner	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (2)
Dolphin Offshore Partners LP (3) 4828 First Coast Highway, STE 5 Fernandina, FL 32034	2,070,625	0	2,070,625	12.2%

Stuart L Sternberg (4) 85 Bellevue Ave Rye, NY 10580	884,467	0	884,467	5.2%

Sandra F., Norman H. and Brian L. Pessin (5) 400 E.51st Street PH 31 New York, NY 10022	2,572,723	0	2,572,723	15.2%

Hershey Strategic Capital, LP (6) 888 7th Ave., 17th Floor New York, New York 10019	986,480	0	986,480	5.8%

MHW Partners, L.P. (7) 150 East 52nd Street, 30th Fl. New York, New York 10022	674,013	180,000	854,013	5.0%

Anania & Associates Investment Company, LLC (8) 2 Portland Fish Pier, Suite 214 Portland, Maine 04101	1,680,145	20,000	1,700,145	10.0%

______________________

(1)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power. For the purposes of this table, we have not assumed the limitations on exercise set forth in certain options, which limit the number of shares of common stock that the holder, together with all other shares of common stock beneficially owned by such person, does not exceed 4.999% of the total outstanding shares of common stock.

(2)	As of May 16, 2022, there were 16,915,089 issued shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)

We relied, in part, on the Schedule 13D/A filed jointly by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas on December 27, 2017 for this information.

Dolphin Offshore Partners, L.P., a Delaware limited partnership, is an investment manager. Dolphin Mgmt. Services, Inc., a Delaware corporation, is the managing general partner of Dolphin Offshore Partners, L.P. Peter E. Salas is the President, sole shareholder and controlling person of Dolphin Mgmt. Services, Inc. Peter Salas is a U.S. citizen.

Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to beneficially own an aggregate of 2,070,625 shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to have shared power to vote or direct the vote, and dispose or direct the disposition, of all such shares of common stock.

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(4)	We relied, in part, on the Schedule 13G/A filed by Stuart Sternberg on February 26, 2021, for this information.

(5)	We relied, in part, on a Schedule 13D/A filed jointly with the SEC on October 6, 2021 by Sandra F. Pessin, Brian L. Pessin and Norman H. Pessin. Mr. Norman H. Pessin and Mrs. Sandra F. Pessin are married and considered to beneficially hold each other’s shares. Ms. Pessin owns 1,432,084 shares, Mr. Norman Pessin owns 35,000 shares and Mr. Brian Pessin owns 1,105,639 shares for a combined beneficial ownership of 2,572,723 shares. Norman and Sandra Pessin are the parents of Brian Pessin.

(6)

We relied, in part, on the Schedule 13D/A jointly filed by Hershey Strategic Capital, LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC on October 10, 2017 for this information.

Hershey Management I, LLC, a Delaware limited liability company, is the investment advisor of Hershey Strategic Capital, LP, a Delaware limited partnership. Hershey Strategic Capital GP, LLC, a Delaware limited liability company, is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of common stock owned by Hershey Strategic Capital, LP. On July 9, 2014, Richard E. Forkey resigned as a director and Hershey Strategic Capital, LP designated Peter H. Woodward and Dr. Kenneth S. Schwartz to our Board of Directors and such designees were so appointed.

Pursuant to the securities purchase agreement among us and several investors dated July 1, 2014, Hershey Strategic Capital, LP is entitled to designate two members of our Board of Directors, one of whom will be Chairman. If either of the directors designated by Hershey Strategic Capital, LP resigns from the Board of Directors before the third anniversary of the closing date of the transaction reflected in the purchase agreement, Hershey Strategic Capital, LP has the right to appoint an additional member of our Board of Directors, provided that funds and accounts managed Hershey Strategic Capital, LP at such time own more than one-half the number of shares purchased by Hershey Strategic Capital, LP in the transaction.

Hershey Strategic Capital, LP beneficially owns 986,480 shares of common stock. Hershey Strategic Capital, LP is managed by Adam Hershey, and in such capacity, Mr. Hershey holds the power to vote and direct the disposition of all shares of common stock owned by Hershey Strategic Capital, LP. Hershey Management I disclaims beneficial ownership in the shares.

(7)

We relied, in part, on a Form 4 filed with the SEC on November 18, 2020 by Peter H. Woodward, on a Schedule 13D/A jointly filed with the SEC on November 3, 2015 by MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC for this information.

MHW Partners, L.P. is a Delaware limited partnership. MHW Capital, LLC is a Delaware limited liability company. MHW Capital Management, LLC is a Delaware limited liability company. MHW Capital, LLC is the general partner of MHW Partners, L.P. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and Mr. Woodward share the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. Mr. Woodward is a citizen of the United States and our current Chairman of our Board of Directors.

MHW Partners, L.P. beneficially owns 674,013 shares of common stock, and 180,000 shares that may be acquired upon the exercise of outstanding stock options held by Mr. Woodward. 90,000 options vested in three installments: one-third vested immediately on the date of grant; one-third vested on May 18, 2016; the remaining one-third vested on May 18, 2017. The options have an exercise price of $0.73 and expire on May 18, 2025. 30,000 options became immediately exercisable upon their grant on December 6, 2019, have an exercise price of $1.50 per share, and expire on December 6, 2029. 30,000 options became immediately exercisable upon their grant on November 16, 2020, have an exercise price of $1.40 per share, and expire on November 16, 2030. The remaining 30,000 options became immediately exercisable upon their grant on November 17, 2021, have an exercise price of $2.26 per share, and expire on November 17, 2031. However, the aggregate number of shares of common stock into which such warrants and options are exercisable, and which MHW Partners, L.P. has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by MHW Partners, L.P., does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants and options are not currently exercisable into common stock until the actual shares of common stock held by MHW Partners, L.P. is less than 4.999% of the total outstanding shares of common stock. MHW Partners, L.P. may waive this 4.999% restriction with 61 days’ notice to us.

(8)	We relied, in part, on a Form 4 filed by Peter Anania on January 6, 2022 for this information. Anania & Associates Investment Company, LLC is a Maine limited liability company. Mr. Anania is the President of Anania & Associates Investment Company, LLC and holds the power to vote and direct the disposition of all shares of common stock. Mr. Anania was appointed to our board of directors on October 6, 20221. Mr. Anania is a citizen of the United States.

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Officers and Directors

		Amount of beneficial ownership (2)			Percent of
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (3)
Dr. Joseph N. Forkey (4)	Chief Executive Officer, President, Treasurer and Director	347,620	500,000	847,620	4.9%

Peter H. Woodward (5)	Chairman of the Board of Directors	674,013	180,000	854,013	5.0%

Dr. Richard B. Miles (6)	Director	22,712	126,400	149,112	*

Andrew J. Miclot (7)	Director	0	120,000	120,000	*

Peter V. Anania (8)	Director	1,680,145	20,000	1,700,145	10.0%

Daniel S. Habhegger (9)	Chief Financial Officer, Secretary	9,095	180,000	189,095	*

Divaker Mangadu (10)	President, Ross Optical Division	0	125,000	125,000	*

All directors and executive officers as a group		2,733,585	1,251,400	3,984,985	21.9%

* Percentage of shares beneficially owned does not exceed one percent of issued and outstanding shares of stock.

_______________________

(1)	Unless otherwise stated, the address of each beneficial owners listed on the table is c/o Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power.

(3)	As of May 16, 2022, we had 16,915,089 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days of December 31, 2021 pursuant to options, warrants, conversion privileges or other rights.

(4)	Dr. Forkey is a member of our Board of Directors and serves as our Chief Executive Officer, President and Treasurer. Dr. Forkey’s beneficial ownership consists of (a) 347,620 shares of common stock held in joint ownership with his wife, Heather Forkey, with whom he shares voting and dispositive control, and (b) 500,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(5)	Mr. Peter Woodward is the Chairman of our Board of Directors. Mr. Woodward is the managing member and general partner of MHW Partners and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners. On September 28, 2012, MHW Partners purchased 222,223 shares of our common stock, and warrants to purchase up to 168,386 shares of our common stock at an exercise price of $1.11 per share, subject to adjustment and a call provision if certain market price targets are reached, and an expiration date of September 28, 2017. On July 2, 2014, MHW Partners purchased 125,000 shares of common stock. On October 19, 2015, MHW Partners purchased 100,000 shares of common stock. On November 22, 2016 MHW Partners purchased 156,667 shares of common stock, and warrants to purchase 78,333 shares of common stock at an exercise at a variable exercise price subject to the Companies achievement of certain performance criteria. Mr. Woodward exercised the 78,333 November 22, 2016 warrants on October 16, 2017 at $0.01 per share. Mr. Woodward’s beneficial ownership consists of (a) 674,013 shares of common stock held through MHW Partners, L.P., and (b) 180,000 shares of common stock which may be acquired upon the exercise of outstanding stock options.

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(6)	Dr. Miles is a member of our Board of Directors. Dr. Miles’ beneficial ownership consists of (a) 22,712 shares of common stock, and (b) 126,400 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(7)	Mr. Andrew Miclot is a member of our Board of Directors. Mr. Miclot’s beneficial ownership consists of 120,000 shares that may be acquired upon the exercise of outstanding stock options.

(8)	Mr. Anania was appointed to our board of directors on October 6, 20221. Mr. Anania’s beneficial ownership consists of 1,680,145 shares owned by Anania & Associates Investment Company, LLC and 20,000 shares of common stock that may be acquired upon the exercise of outstanding stock options. Mr. Anania is the President of Anania & Associates Investment Company, LLC and holds the power to vote and direct the disposition of all shares of common stock.

(9)	Mr. Habhegger is our Chief Financial Officer and Secretary effective December 1, 2019. Mr. Habhegger’s beneficial ownership consists of (a) 9,095 shares of common stock and (b) 180,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(10)	Mr. Mangadu became our President, Ross Optical Division upon our acquisition of Ross Optical, Inc. effective June 1, 2019. Mr. Mangadu’s beneficial ownership consists of 125,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year we had the following related party transactions.

Transactions with Officers and Directors

In March 2019 our board of directors approved the payment of $10,000 per quarter to our Chairman of the Board for the performance of services to the Company beginning retroactively for the quarter ended December 31, 2018. The agreement has no maturity date and $20,000 was paid prior to June 30, 2019, $10,000 is included in accounts payable at June 30, 2019, and $10,000 was paid for each of the four quarters of fiscal year ending June 30, 2020.

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

At June 30, 2019, we had received payments for common stock subscriptions totaling $925,000 at $1.25 per share. On July 1, 2019 we received an additional $25,000 and closed the private placement on that date by issuing 760,000 unregistered common shares. The placement proceeds were used to partially fund the business acquisition of the Ross Optical division. In compliance with the registration rights agreement entered into with the investors, on October 29, 2019 we filed a registration statement for the shares with the Securities and Exchange Commission which became effective on November 22, 2019. Ms. Sandra Pessin acquired 200,000 shares in this placement for $250,000 or $1.25 per share, and at that time Ms. Pessin was an owner of more than 5% of our outstanding common stock.

On April 14, 2020 we sold 200,000 shares of common stock for cash at $1.25 per share or $250,000 to be used for general working capital needs. In compliance with the registration rights agreement entered into with the investors, on August 14, 2020 we filed a registration statement for the shares with the Securities and Exchange Commission which became effective on November 4, 2020. Hershey Strategic Capital, LP acquired 20,000 shares in this placement for $25,000 or $1.25 per share, and at that time Hershey Strategic Capital, LP was an owner of more than 5% of our outstanding common stock.

37

DIRECTOR INDEPENDENCE

During fiscal year ended June 30, 2021, the Board of Directors determined that Dr. Richard B. Miles, and Andrew J. Miclot were “independent” as defined under the standards of independence set forth in the Nasdaq Listing Rules and the rules under the Securities Exchange Act of 1934.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Trombly Business Law, P.C., 1314 Main Street, Suite 102, Louisville, CO 80027. Ms. Trombly, the principal of Trombly Business Law, P.C., will not receive a direct or indirect interest in our Company and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our Company. Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

The June 30, 2021 and 2020 financial statements included in this prospectus have been audited by Stowe & Degon LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Stowe & Degon LLC, has no direct or indirect interest in us, nor were they a promoter or underwriter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

38

FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Precision Optics Corporation, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Precision Optics Corporation, Inc. (the Company) as of June 30, 2021 and 2020, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two year period ended June 30, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two year period ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition—Refer to Note A to the Consolidated Financial Statements

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products. The Company may enter into certain customer contracts that contain unique, customer-specific terms and conditions, variable consideration, as well as multiple performance obligations. For such contracts, significant interpretation may be required to determine the appropriate accounting, including the identification of performance obligations, the allocation of the transaction price to performance obligations in the arrangement, the timing of the transfer of control of promised goods for each of those performance obligations, estimates of variable consideration and agent versus principal consideration.

Our assessment of managements’ evaluation of the above referenced matters related to proper revenue recognition is significant to our audit because the amounts are material to the financial statements, the assessment process involves significant judgment, and the application of U.S. generally accepted accounting principles in this area is complex.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s revenue recognition for customer contracts included the following:

•	We evaluated the appropriateness of management’s revenue recognition policies.
•	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the consolidated financial statements.
•	We selected a sample of revenue transactions and performed the following procedures:
o	Obtained and read source documents for each selection, including master agreements, purchase orders and other documents that evidenced the customer arrangement.
o	Tested management’s identification and treatment of the key contract terms, including performance obligations and variable consideration.
o	Assessed the terms in the customer agreement and evaluated the appropriateness of management's application of the Company’s accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions.

/s/ Stowe & Degon LLC

We have served as the Company’s auditor since 2008

Westborough, Massachusetts

September 28, 2021

F-2

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets at June 30, 2021 and 2020

	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$861,650	$1,134,697
Accounts receivable (net of allowance for doubtful accounts of $251,383 at June 30, 2021 and $248,450 at June 30, 2020)	1,878,755	1,481,437
Inventories	1,885,395	2,197,244
Prepaid expenses	150,635	133,707
Total current assets	4,776,435	4,947,085

Fixed Assets:
Machinery and equipment	3,084,511	2,907,533
Leasehold improvements	792,723	731,801
Furniture and fixtures	178,640	178,640
	4,055,874	3,817,974
Less—Accumulated depreciation and amortization	3,461,622	3,314,824
Net fixed assets	594,252	503,150

Operating lease right-to-use asset	61,247	118,403
Patents, net	141,702	95,229
Goodwill	687,664	687,664

TOTAL ASSETS	$6,261,300	$6,351,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of capital lease obligation	$38,347	$51,761
Current portion of acquisition earn out liability	166,667	166,667
Note payable to bank	–	808,962
Accounts payable	1,205,149	1,066,005
Customer advances	450,084	417,059
Accrued compensation and other	589,616	581,770
Operating lease liability	61,247	57,156
Total current liabilities	2,511,110	3,149,380

Capital lease obligation, net of current portion	152,397	35,810
Acquisition earn out liability	166,666	333,333
Operating lease liability	–	61,247

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 13,282,476 shares at June 30, 2021 and 13,191,789 shares at June 30, 2020	132,825	131,918
Additional paid-in capital	50,464,280	49,702,986
Accumulated deficit	(47,165,978)	(47,063,143)
Total stockholders’ equity	3,431,127	2,771,761

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,261,300	$6,351,531

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

for the Years Ended June 30, 2021 and 2020

	2021	2020

Revenues	$10,674,907	$9,923,355
Cost of goods sold	7,241,322	6,560,779

Gross profit	3,433,585	3,362,576

Research and development expenses, net	624,253	886,129
Selling, general and administrative expenses	3,714,915	3,899,430
Total operating expenses	4,339,168	4,785,559

Operating loss	(905,583)	(1,422,983)

Interest expense	(5,302)	(1,002)
Gain on forgiveness of bank note	808,962	–

Loss before provision for income taxes	(101,923)	(1,423,985)

Provision for income taxes	912	2,165

Net loss	$(102,835)	$(1,426,150)

Loss per share:
Basic and fully diluted	$(0.01)	$(0.11)

Weighted average common shares outstanding:
Basic and fully diluted	13,281,351	12,998,915

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

for the Years Ended June 30, 2021 and 2020

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 2019	12,071,139	$120,712	$48,893,172	$(45,636,993)	$3,376,891
Issuance of common stock in private placement	760,000	7,600	17,400	–	25,000
Proceeds from exercise of stock options	12,500	125	8,550	–	8,675
Exercise of stock options net of 11,850 shares withheld	23,150	231	(231)	–	–
Issuance of common stock for consultant services	25,000	250	44,750	–	45,000
Issuance of common stock for employee services	100,000	1,000	(1,000)	–	–
Proceeds from private placement of common stock, net of issuance costs of $10,000	200,000	2,000	238,000	–	240,000
Stock-based compensation	–	–	502,345	–	502,345
Net loss	–	–	–	(1,426,150)	(1,426,150)
Balance, June 30, 2020	13,191,789	131,918	49,702,986	(47,063,143)	2,771,761

Proceeds from exercise of stock options	72,000	720	27,551	–	28,271
Exercise of stock options net of 21,313 shares withheld	18,687	187	(187)	–	–
Stock-based compensation	–	–	733,930	–	733,930
Net loss	–	–	–	(102,835)	(102,835)
Balance, June 30, 2021	13,282,476	$132,825	$50,464,280	$(47,165,978)	$3,431,127

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2021 and 2020

	2021	2020
Cash Flows from Operating Activities:
Net loss	$(102,835)	$(1,426,150)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities-
Depreciation and amortization	146,799	112,219
Provision for doubtful accounts receivable	2,933	1,497
Stock-based compensation expense	733,930	502,345
Non-cash consulting expense	–	45,000
Gain on forgiveness of bank note	(808,962)	–
Changes in operating assets and liabilities, net of effects of business acquisition-
Accounts receivable	(400,251)	682,173
Inventories	311,849	(462,640)
Prepaid expenses	(16,928)	46,629
Accounts payable	139,144	(108,258)
Customer advances	33,025	(33,133)
Accrued compensation and other	7,846	47,826
Net cash provided by (used in) operating activities	46,550	(592,492)

Cash Flows from Investing Activities:
Cash paid for business acquisition	(166,667)	(1,443,341)
Additional patent costs	(46,473)	(41,142)
Purchases of fixed assets	(75,924)	(119,150)
Net cash used in investing activities	(289,064)	(1,603,633)

Cash Flows from Financing Activities:
Payment of capital lease obligation	(58,804)	(40,241)
Gross proceeds from private placements of common stock	–	265,000
Gross proceeds from exercise of stock options	28,271	8,675
Proceeds from Paycheck Protection Program bank loan	–	808,962
Net cash (used in) provided by financing activities	(30,533)	1,042,396

Net decrease in cash and cash equivalents	(273,047)	(1,153,729)
Cash and cash equivalents, beginning of year	1,134,697	2,288,426

Cash and cash equivalents, end of year	$861,650	$1,134,697

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$2,165	$912

Supplemental disclosure of non-cash financing activities:
Issuance of common stock for services	$–	$45,000
Offering costs included in accrued liabilities	$–	$22,250
Acquisition of manufacturing equipment under capital lease	$161,976	$113,213

The accompanying notes are an integral part of these consolidated financial statements.

F-6

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Nature of Business

Precision Optics Corporation, Inc. (the “Company”) designs, develops, manufactures and sells specialized optical and illumination systems and related components. The Company conducts business in one industry segment only and its customers are primarily domestic. The Company performs advanced optical and illumination system design, development, assembly and manufacturing services, and sources for resale specialized optical components for products that fall into two principal areas: (i) medical products for use by hospitals and physicians; and (ii) products used by defense contractors and industrial customers.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

(c)	Revenues

Revenues are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Most of the Company’s products and services are marketed to medical device companies with approximately 85% of sales to customers in the United States. Products and services are primarily transferred to customers at a point in time based upon when services are performed or product is shipped. Other selling costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of its contracts. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in revenues.

The Company disaggregates revenues by product and service types as it believes it best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. Revenues are comprised of the following for the fiscal years ended June 30, 2021 and 2020:

	2021	2020
Engineering Design Services	$2,770,481	$1,390,324
Optical Components	5,751,212	5,773,068
Medical Device Products and Assemblies	2,153,214	2,759,963
Total Revenues	$10,674,907	$9,923,355

Contract Assets and Liabilities

The nature of the Company’s products and services does not generally give rise to contract assets as it typically does not incur costs to fulfill a contract before a product or service is provided to a customer. The Company’s costs to obtain contracts are typically in the form of sales commissions paid to employees. The Company has elected to expense sales commissions associated with obtaining a contract as incurred as the amortization period is generally less than one year. These costs have been recorded in selling, general and administrative expenses. As of June 30, 2021, there were no contract assets recorded in the Company’s Consolidated Balance Sheets.

F-7

The Company’s contract liabilities arise as a result of unearned revenue received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of performance obligations. The Company generally satisfies performance obligations within one year from the contract inception date.

Contract liabilities, which were recorded as customer advances in the Company’s Consolidated Balance Sheets, and unearned revenue are comprised of the following:

	Fiscal Year Ended June 30,
	2021	2020
Contract liabilities, beginning of period	$417,059	$450,192
Unearned revenue received from customers	1,322,005	554,314
Revenue recognized	(1,288,980)	(587,447)
Contract liabilities, end of period	$450,084	$417,059

(d)	Cash and Cash Equivalents

The Company includes in cash equivalents all highly liquid investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents of $861,650 and $1,134,697 at June 30, 2021 and 2020, respectively, consist primarily of cash at banks and money market funds. The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents.

(e)	Inventories

Inventories are stated at the lower of cost (first-in, first-out) and net realizable value and include material, labor and manufacturing overhead. The components of inventories at June 30, 2021 and 2020 are as follows:

	2021	2020
Raw material	$626,255	$653,678
Work-in-progress	453,117	665,593
Finished goods	806,023	877,973
	$1,885,395	$2,197,244

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

(f)	Fixed Assets

Fixed assets are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of fixed assets over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	2-7 years
Leasehold improvements	Shorter of lease term or estimated useful life
Furniture and fixtures	5 years
Vehicles	3 years

Depreciation and amortization expense was $146,799 and $112,219 for the years ended June 30, 2021 and 2020, respectively.

F-8

(g)	Significant Customers and Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its investments with highly rated financial institutions. The Company has not experienced any losses on these investments to date. At June 30, 2021, the Company’s largest customer account receivable balance was 16% of total accounts receivable. At June 30, 2020, the Company’s largest customer account receivable balance was 14% of total accounts receivable. No other accounts accounted for more than 10% of the accounts receivable balance at June 30, 2021, or 2020.

The allowance for doubtful accounts receivable was $251,383 at June 30, 2021, and $248,450 at June 30, 2020. $227,500 of the reserve at June 30, 2021, and 2020 was established in fiscal year 2018 relating to one specific customer. Other than these doubtful accounts receivable, the Company has not experienced any material losses related to accounts receivable from individual customers. The Company generally does not require collateral or other security as a condition of sale, rather it relies on credit approval, balance limitation and monitoring procedures to control credit risk in trade account financial instruments. Management believes the allowance for doubtful accounts, which is established based upon review of specific account balances and historical experience, is adequate at June 30, 2021.

The Company had revenues from 326 unique customers during fiscal year 2021, and no single customer accounted for 10% or more of the Company’s revenue for the fiscal years ended June 30, 2021, or 2020.

(h)	Loss per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the year ended June 30, 2021 and 2020, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in those periods.

The following is the calculation of loss per share for the years ended June 30, 2021 and 2020:

	Year Ended June 30
	2021	2020
Net Loss– Basic and Diluted	$(102,835)	$(1,426,150)

Basic and diluted weighted average shares outstanding	13,281,351	12,998,915

Loss per share
Basic and fully diluted	$(0.01)	$(0.11)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 2,578,200 and 2,065,200 for the years ended June 30, 2021, and 2020, respectively.

(i)	Stock-Based Compensation

The measurement and recognition of compensation costs for all stock-based awards made to employees and the Board of Directors are based upon fair value over the requisite service period for awards expected to vest. The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing model. Stock-based compensation costs recognized for the years ended June 30, 2021, and 2020 amounted to $733,930 and $502,345, respectively.

F-9

(j)	Goodwill and Patents

Long-lived assets such as goodwill and patents are capitalized when acquired and reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Impairment of the carrying value of long-lived assets such as goodwill and patents would be indicated if the best estimate of future undiscounted cash flows expected to be generated by the asset grouping is less than its carrying value. If an impairment is indicated, any loss is measured as the difference between estimated fair value and carrying value and is recognized in operating income or loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such impairments of goodwill or patents have been estimated by management during the years ended June 30, 2021 or 2020.

(k)	Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

(l)	Warranty Costs

The Company does not incur future performance obligations in the normal course of business other than providing a standard one-year warranty on materials and workmanship to its customers (except in certain unusual and infrequently occurring situations where extended warranty terms beyond one year are negotiated with the customer). The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs have been included as a component of cost of goods sold in the accompanying consolidated statements of operations. The following tables summarize warranty reserve activity for the years ended June 30, 2021 and 2020:

	2021	2020
Balance at beginning of period	$25,000	$25,000
Provision for warranty claims	7,611	12,940
Warranty claims incurred	(7,611)	(12,940)
Balance at end of period	$25,000	$25,000

(m)	Research and Development

Research and development expenses are charged to operations as incurred. The Company groups development and prototype costs and related reimbursements in research and development. There were no reimbursements for research and development recorded in research and development for the years ended June 30, 2021, and 2020.

(n)	Comprehensive Income

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss or income for the years ended June 30, 2021 and 2020 was equal to its net loss for the same periods.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

F-10

(p)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions about how to allocate resources and assess performance. The Company’s chief decision-maker is its Chief Executive Officer. To date, the Company has viewed its operations and manages its business as principally one segment. For all periods presented, over 85% of the Company’s sales have been to customers in the United States.

(q)	Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	COMMITMENTS

(a)	Related Party Transactions

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

At June 30, 2019 the Company had received payments for common stock subscriptions totaling $925,000 at $1.25 per share. On July 1, 2019 the Company received an additional $25,000 and closed the placement on that date by issuing 760,000 unregistered common shares. The placement proceeds were used to partially fund the business acquisition of the Ross Optical division. In compliance with the registration rights agreement entered into with the investors, on October 29, 2019 the Company filed a registration statement for the shares with the Securities and Exchange Commission which became effective on November 22, 2019. Ms. Sandra Pessin acquired 200,000 shares in this placement for $250,000 or $1.25 per share, and at that time Ms. Pessin was an owner of more than 5% of the Company’s outstanding common stock.

On April 14, 2020 the Company sold 200,000 shares of its common stock for cash at $1.25 per share or $250,000 to be used for general working capital needs. In compliance with the registration rights agreement entered into with the investors, on August 14, 2020 the Company filed a registration statement for the shares with the Securities and Exchange Commission which became effective on November 4, 2020. Hershey Strategic Capital, LP acquired 20,000 shares in this placement for $25,000 or $1.25 per share, and at that time Hershey Strategic Capital, LP was an owner of more than 5% of the Company’s outstanding common stock.

Acquisition Earn Out Obligation

As partial consideration for the July 2019 acquisition of the Ross Optical division the Company agreed to pay $500,000 as an earn-out contingent upon the satisfaction of certain financial thresholds consisting of mutually agreed upon revenue and gross margin targets of the Ross Optical division over a term of three years, beginning on July 1, 2019, at a rate of up to $166,667 per year. As of June 30, 2021 the first year portion of $166,667 has been paid and the remainder of the obligation recorded as $166,667 as a short-term liability in the accompanying balance sheet at June 30, 2021 and $166,666 as a long-term liability at June 30, 2021.

(b)	Note Payable to Bank

The Company executed an unsecured Promissory Note with a bank on May 6, 2020 and received $808,962 of loan proceeds pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). On March 30, 2021, the Small Business Administration forgave the Promissory Note held by the Company in full, including any accrued interest at that date. The forgiveness of the Promissory Note is recorded as other income in the accompanying Consolidated Statements of Operations for the fiscal year ended June 30, 2021.

F-11

(c)	Lease Obligation

In March 2021, the Company entered into a five-year capital lease in the amount of $161,977 for manufacturing equipment. In January 2020, the Company entered into a five-year capital lease for $47,750 for manufacturing equipment. The net book value of fixed assets under capital lease obligations as of June 30, 2021 is $233,923.

On July 1, 2019 the Company entered into a three-year operating lease for its facility in El Paso, Texas with total remaining minimum lease payments of $62,822 at June 30, 2021. Total rent expense including base rent and common area expenses was $62,717 during each of the fiscal years ended June 30, 2021 and 2020. Included in the accompanying balance sheet at June 30, 2021 is a right-of-use asset of $61,247 and current and long-term right-of-use operating lease liabilities of $61,247 and $0, respectively.

At June 30, 2021, future minimum lease payments under the capital lease and operating lease obligations are as follows:

Fiscal Year Ending June 30:	Capital Leases	Operating Lease
2022	$48,619	$62,822
2023	48,619	–
2024	48,619	–
2025	43,917	–
2026	27,985	–
Total Minimum Payments	217,759	$62,822
Less: amount representing interest	27,015
Present value of minimum lease payments	190,744
Less: current portion	38,347
	$152,397

The Company’s operating leases for its three Gardner, Massachusetts office, production and storage spaces plus an equipment lease have expired and are continuing on a month to month tenant at will basis. Rent expense on these operating leases was $172,903 and $145,655 for the years ended June 30, 2021, and 2020, respectively.

(3)	STOCKHOLDERS’ EQUITY

(a)	Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense for the years ended June 30:

	2021	2020
Cost of Goods Sold	$113,659	$44,932
Research and Development Expenses	171,447	68,061
Selling, General and Administrative Expenses	448,824	389,352
Stock Based Compensation Expense	$733,930	$502,345

As of June 30, 2021, the unrecognized compensation costs related to options vesting in the future is $636,093. No compensation has been capitalized because such amounts would have been immaterial. There was no net income tax benefit recognized related to such compensation for the years ended June 30, 2021, or 2020, as the Company is currently in a loss position. There were 630,000 stock options granted during the year ended June 30, 2021, and 315,000 stock options granted during the year ended June 30, 2020.

F-12

The Company uses the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for the stock awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award; (2) the expected future stock volatility over the expected term; and (3) risk-free interest rate. The expected term represents the expected period of time the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk-free interest rate is based on the U.S. Zero-Bond rate. The Company utilizes a forfeiture rate based on an analysis of the Company’s actual experience. The fair value of options at date of grant was estimated with the following assumptions for options granted in fiscal year 2021:

Year Ended
June 30, 2021
Assumptions:
Option life	5.3 years
Risk-free interest rate	3.0%
Weighted average stock volatility	100%
Dividend yield	0
Weighted average fair value of grants	$1.65

(b)        Stock Option Plans

The type of share-based payments currently utilized by the Company is stock options.

The Company has various stock option and other compensation plans for directors, officers and employees. The Company has the following stock option plans outstanding as of June 30, 2021: The Precision Optics Corporation, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the Precision Optics Corporation, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) and the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). Vesting periods under each of the Plans are at the discretion of the Board of Directors and typically average three years and in some instances are subject to future performance criteria. Options under these Plans are granted at fair market value on the date of grant and typically have an initial term of ten years from the date of grant, subject to certain cancellation provisions including employment termination. As of June 30, 2021, all shares of the Company’s common stock issuable pursuant to exercise of stock options granted pursuant to the three plans have been registered by filing of Registration Statements on Form S-8 with the Securities and Exchange Commission.

On May 10, 2021, the Board of Directors approved the 2021 Plan which provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. A maximum 1,000,000 shares of the Company’s common stock may be issued under the 2021 Plan. At June 30, 2021, a total of 268,502 stock options are outstanding and 731,498 shares of common stock were available for future grants under the 2021 Plan.

The 2011 Plan provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of the Company’s common stock that may be awarded and issued under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. On May 1, 2019, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded and issued under the Plan from 1,825,000 to 2,825,000, an increase of 1,000,000 shares. At June 30, 2021, a total of 2,240,000 stock options are outstanding and no shares of common stock were available for future grants under the 2011 Plan.

The 2006 Plan provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. At June 30, 2021 a total of 69,698 stock options are outstanding, and no shares of common stock were available for future grants under the 2006 Plan.

F-13

The following tables summarize stock option activity for the years ended June 30, 2021 and 2020:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life

Outstanding at July 1, 2019	1,819,500	$0.87	7.05 years
Grants	315,000	$1.38
Exercised	(47,500)	$0.62
Cancellations	(21,800)	$0.96
Outstanding at June 30, 2020	2,065,200	$0.95	6.59 years
Grants	630,000	$1.65
Exercised	(112,000)	$0.57
Cancellations	(5,000)	$1.30
Outstanding at June 30, 2021	2,578,200	$1.13	6.73 years

Information related to the stock options outstanding as of June 30, 2021 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$0.48	60,000	4.75	$0.48	60,000	$0.48
$0.50	80,000	4.98	$0.50	80,000	$0.50
$0.55	40,000	2.92	$0.55	40,000	$0.55
$0.70	100,000	7.10	$0.70	100,000	$0.70
$0.73	758,000	5.36	$0.73	758,000	$0.73
$0.85	6,000	1.51	$0.85	6,000	$0.85
$0.90	36,000	2.94	$0.90	36,000	$0.90
$1.20	200,200	0.67	$1.20	200,200	$1.20
$1.25	45,000	8.72	$1.25	15,000	$1.25
$1.30	453,000	7.95	$1.30	266,522	$1.30
$1.40	70,000	9.39	$1.40	70,000	$1.40
$1.42	100,000	8.20	$1.42	33,334	$1.42
$1.45	5,000	9.69	$1.45	–	$–
$1.50	70,000	8.44	$1.50	70,000	$1.50
$1.68	540,000	9.93	$1.68	270,000	$1.68
$1.795	15,000	9.62	$1.795	–	$–
$0.48–1.795	2,578,200	6.73	$1.13	2,005,056	$1.03

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of June 30, 2021, was $1,077,196 and $974,951, respectively.

F-14

(c)	Sale of Stock in July 2019

On July 1, 2019, the Company entered into agreements with accredited investors for the sale and purchase of 760,000 unregistered shares of its common stock, $0.01 par value at a purchase price of $1.25 per share. The Company received $950,000 in gross proceeds from the offering, $925,000 of which was received as of June 30, 2019, and is included in the accompanying statement of stockholders’ equity as common stock subscriptions. The Company used the net proceeds from this placement to partially fund the July 1, 2019, acquisition of the operating assets of Ross Optical Industries, Inc. with an effective date of June 1, 2019.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company is obligated to file a registration statement with the Securities Exchange Commission on or before 120 calendar days after July 1, 2019, to register the resale by the investors of 760,000 shares of our common stock purchased in the placement. The registration statement was filed with the Securities and Exchange Commission on October 29, 2019, and Amendment No. 1 to the registration statement was filed with the Securities and Exchange Commission on November 22, 2019. The registration statement became effective on November 26, 2019.

(d)	Sale of Stock in April 2020

On April 14, 2020, the Company entered into agreements with accredited investors for the sale and purchase of 200,000 unregistered shares of its common stock, $0.01 par value at a purchase price of $1.25 per share. The Company received $250,000 in gross proceeds from the offering. The Company is using the net proceeds from this placement for general working capital purposes.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before 120 calendar days after April 14, 2020, to register the resale by the investors of 200,000 shares of our common stock purchased in the placement. The registration statement was filed with the Securities and Exchange Commission on August 14, 2020, and became effective on November 4, 2020.

(4)	INCOME TAXES

The Company has identified its federal tax return and its state tax return in Massachusetts as “major” tax jurisdictions. The periods subject to examination for its federal and state income tax returns are the years ended in 2017 and thereafter. The Company believes its income tax filing positions and deductions will be sustained on audit and it does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

The provision for income taxes in the accompanying consolidated statements of operations consists of the state income tax liability of $912 and $2,165 for the years ended June 30, 2021, and 2020, respectively.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the fiscal years ended June 30, 2021 and 2020 is as follows:

	2021	2020
Income tax expense (benefit) at federal statutory rate	(21.0)%	(21.0)%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	(145.8)%	(7.1)%
Change in valuation allowance	182.8%	17.9%
Stock based compensation	195.0%	9.6%
Forgiveness of bank note	(214.9)%	–
Nondeductible items	3.0%	0.4%
Effective tax rate	(0.9)%	(0.2)%

F-15

The components of deferred tax assets and liabilities at June 30, 2021 and 2020 are approximately as follows:

	2021	2020
Deferred tax assets:
Net operating loss carry forwards	$2,403,000	$2,328,000
Tax credit carry forwards	186,000	259,000
Reserves and accruals not yet deducted for tax purposes	668,000	612,000
Total deferred tax assets	3,257,000	3,199,000
Valuation allowance	(3,257,000)	(3,199,000)
Net deferred tax asset	$–	$–

The Company has provided a valuation allowance to reduce the net deferred tax asset to an amount the Company believes is “more likely than not” to be realized.

At June 30, 2021, the Company had federal and state net operating loss carry forwards of approximately $10,205,000 and $3,354,000, respectively, which will, if not used, expire at various dates beginning in fiscal year 2022. In addition, the Company had net operating loss carry forwards from its Hong Kong operations of approximately $2,252,000, which carry forward indefinitely.

(5)	PROFIT SHARING PLAN

The Company has a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing or matching contributions were made to the plan in fiscal years 2021 and 2020.

F-16

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2022	June 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$831,585	$861,650
Accounts receivable, net of allowance for doubtful accounts of $253,633 at March 31, 2022 and $251,383 at June 30, 2021	3,347,692	1,878,755
Inventories	2,965,220	1,885,395
Prepaid expenses	318,551	150,635
Total current assets	7,463,048	4,776,435

Fixed Assets:
Machinery and equipment	3,196,585	3,084,511
Leasehold improvements	812,283	792,723
Furniture and fixtures	216,810	178,640
Total Fixed Assets	4,225,678	4,055,874
Less: Accumulated depreciation and amortization	3,599,491	3,461,622
Net fixed assets	626,187	594,252

Operating lease right-to-use asset	140,607	61,247
Patents, net	212,952	141,702
Goodwill	8,824,210	687,664

TOTAL ASSETS	$17,267,004	$6,261,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of capital lease obligation	$40,102	$38,347
Current maturities of long-term debt	367,714	–
Current portion of acquisition earn out liability	898,855	166,667
Accounts payable	2,538,040	1,205,149
Customer advances	1,018,275	450,084
Accrued compensation and other	862,496	589,616
Operating lease liability	45,405	61,247
Total current liabilities	5,770,887	2,511,110

Capital lease obligation, net of current portion	122,096	152,397
Long-term debt, net of current maturities	2,053,070	–
Acquisition earn out liability, net of current portion	697,408	166,666
Operating lease liability, net of current portion	95,202	–

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding 16,887,840 shares at March 31, 2022 and 13,282,476 at June 30, 2021	168,878	132,825
Additional paid-in capital	56,723,154	50,464,280
Accumulated deficit	(48,363,691)	(47,165,978)
Total stockholders’ equity	8,528,341	3,431,127

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,267,004	$6,261,300

The accompanying notes are an integral part of these consolidated interim financial statements.

F-17

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

March 31, 2022 AND 2021

(UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Revenues	$4,651,352	$2,458,290	$10,884,737	$8,001,641

Cost of goods sold	2,923,143	1,640,266	7,397,914	5,353,999
Gross profit	1,728,209	818,024	3,486,823	2,647,642

Research and development expenses, net	214,898	146,063	433,248	443,609
Selling, general and administrative expenses	1,574,432	927,979	3,974,824	2,671,176
Business acquisition expenses	–	–	172,174	–
Total operating expenses	1,789,330	1,074,042	4,580,246	3,114,785

Operating loss	(61,121)	(256,018)	(1,093,423)	(467,143)

Other income (expense)
Interest expense	(52,778)	(666)	(104,290)	(2,202)
Gain on forgiveness of bank note	–	808,962	–	808,962

Net income (loss)	$(113,899)	$552,278	$(1,197,713)	$339,617

Income (loss) per share:
Basic	$(0.01)	$0.04	$(0.08)	$0.03
Fully diluted	$(0.01)	$0.04	$(0.08)	$0.02

Weighted average common shares outstanding:
Basic	16,803,040	13,243,595	15,545,869	13,208,805
Fully diluted	16,803,040	14,068,459	15,545,869	13,841,700

The accompanying notes are an integral part of these consolidated interim financial statements.

F-18

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED

MaRCH 31, 2022 AND 2021

(UNAUDITED)

	Nine Month Period Ended March 31, 2022
	Number of Shares	Common Stock	Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 2021	13,282,476	$132,825	$50,464,280	$–	$(47,165,978)	$3,431,127
Stock-based compensation	–	–	160,071	–	–	160,071
Proceeds from private placement of common stock subscribed, net of estimated issuance costs of $10,000	–	–	(10,000)	1,030,000	–	1,020,000
Net loss	–	–	–	–	(576,801)	(576,801)
Balance, September 30, 2021	13,282,476	132,825	50,614,351	1,030,000	(47,742,779)	4,034,397
Stock-based compensation	–	–	330,451	–	–	330,451
Proceeds from private placement of common stock	937,500	9,375	1,490,625	(1,030,000)	–	470,000
Issuance of common stock in business acquisition	2,500,000	25,000	4,800,000	–	–	4,825,000
Proceeds from exercise of stock option	15,000	150	16,500	–	–	16,650
Exercise of stock options net of 1,435 shares withheld	2,625	26	(26)	–	–	–
Issuance of common stock for employee services	9,095	91	19,909	–	–	20,000
Net loss	–	–	–	–	(507,013)	(507,013)
Balance, December 31, 2021	16,746,696	167,467	57,271,810	–	(48,249,792)	9,189,485
Correction of error in valuation of stock issued in business acquisition	–	–	(825,000)	–	–	(825,000)
Stock-based compensation	–	–	231,115	–	–	231,115
Proceeds from exercise of stock options	43,200	432	46,208	–	–	46,640
Exercise of stock options net of 96,056 shares withheld	97,944	979	(979)	–	–	–
Net loss	–	–	–	–	(113,899)	(113,899)
Balance, March 31, 2022	16,887,840	$168,878	$56,723,154	$–	$(48,363,691)	$8,528,341

	Nine Month Period Ended March 31, 2021
	Number of Shares	Common Stock	Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 2020	13,191,789	$131,918	$49,702,986	$–	$(47,063,143)	$2,771,761
Stock-based compensation	–	–	71,146	–	–	71,146
Net income	–	–	–	–	793	793
Balance, September 30, 2020	13,191,789	131,918	49,774,132	–	(47,062,350)	2,843,700
Stock-based compensation	–	–	157,079	–	–	157,079
Net loss	–	–	–	–	(213,454)	(213,454)
Balance, December 31, 2020	13,191,789	131,918	49,931,211	–	(47,275,804)	2,787,325
Stock-based compensation	–	–	86,027	–	–	86,027
Proceeds from exercise of stock options	72,000	720	27,551	–	–	28,271
Net income	–	–	–	–	552,278	552,278
Balance, March 31, 2021	13,263,789	$132,638	$50,044,789	$–	$(46,723,526)	$3,453,901

The accompanying notes are an integral part of these consolidated interim financial statements.

F-19

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED

MARCH 31, 2022 AND 2021

(UNAUDITED)

	Nine Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,197,713)	$339,617
Adjustments to Reconcile Net Loss to Net Cash Used In Operating Activities -
Depreciation and amortization	137,869	104,379
Stock-based compensation expense	741,637	314,252
Gain on forgiveness of bank note	–	(808,962)
Changes in Operating Assets and Liabilities, net of effects of business acquisition -
Non-cash interest expense	36,018	–
Accounts receivable, net	(791,959)	(52,344)
Inventories, net	(623,817)	247,963
Due from related party	84,210	–
Prepaid expenses	(85,791)	1,551
Accounts payable	1,118,149	(41,394)
Customer advances	(258,487)	(184,175)
Accrued compensation and other	(40,083)	3,693
Net Cash Used In Operating Activities	(879,967)	(75,420)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additional patent costs	(23,098)	(40,307)
Purchases of property and equipment	(59,562)	(49,160)
Acquisition of businesses	(421,729)	(166,667)
Net Cash Used In Investing Activities	(504,389)	(256,134)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(28,546)	(49,569)
Payments of long-term debt	(154,453)	–
Payment of debt issuance costs	(26,000)	–
Gross proceeds from private placement of common stock	1,500,000	–
Gross proceeds from exercise of stock options	63,290	28,271
Net Cash Provided By (Used in) Financing Activities	1,354,291	(21,298)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(30,065)	(352,852)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	861,650	1,134,697

CASH AND CASH EQUIVALENTS, END OF PERIOD	$831,585	$781,845

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Offering costs included in accrued compensation and other	$10,000	$–
Acquisition of business financed with long-term debt	$2,600,000	$–
Acquisition of Manufacturing Equipment Under Capital Lease	$–	$161,977

The accompanying notes are an integral part of these consolidated interim financial statements.

F-20

PRECISION OPTICS CORPORATION, INC.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the third quarter and nine months of the Company’s fiscal year 2022. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company’s consolidated financial statements for the year ended June 30, 2021, together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company’s 2021 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 28, 2021.

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Revision of the Second Quarter 2022 Unaudited Consolidated Financial Statements

The Company identified an error in the valuation of 2,500,000 shares of common stock issued on October 4, 2021 in the business acquisition described in Note 2 resulting in an $825,000 overstatement of Additional Paid-In Capital and Goodwill in the December 31, 2021 balance sheet presented in the quarterly report on Form 10-Q for the quarter ended December 31, 2021. This change does not impact the number of shares issued as part of the transaction; it only changes the imputed value of the common stock issued. The financial statements for the prior interim fiscal quarter ended December 31, 2021 have been revised by an $825,000 adjustment to the opening balance of Additional Paid-In Capital in the accompanying Statement of Stockholders Equity for the quarter ended March 31, 2022, and by an adjustment of Goodwill at the acquisition date as described in Note 2. No profit and loss accounts in the current or prior interim periods are affected by this revision.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options. For the three and nine months ended March 31, 2022, the effect of such securities was antidilutive and not included in the fully diluted calculation because of the net loss generated during those periods.

F-21

The following is the calculation of income (loss) per share for the three and nine months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Net Income (Loss) - Basic and Diluted	$(113,899)	$552,278	$(1,197,713)	$339,617

Weighted Average Shares Outstanding
Basic	16,803,040	13,243,595	15,545,869	13,208,805
Fully Diluted	16,803,040	14,068,459	15,545,869	13,841,700

Income (Loss) Per Share
Basic	$(0.01)	$0.04	$(0.08)	$0.03
Fully Diluted	$(0.01)	$0.04	$(0.08)	$0.02

The number of shares issuable upon the exercise of outstanding stock options that were excluded from the computation as their effect was antidilutive was 2,817,500 for the three and nine months ended March 31, 2022, and 15,000 and 260,000 for the three and nine months ended March 31, 2021, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment. Based on this evaluation, a full valuation reserve has been provided for the deferred tax assets.

Goodwill and Patents

Long-lived assets such as goodwill and patents are capitalized when acquired and reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Impairment of the carrying value of long-lived assets such as goodwill and patents would be indicated if the best estimate of future undiscounted cash flows expected to be generated by the asset grouping is less than its carrying value. If an impairment is indicated, any loss is measured as the difference between estimated fair value and carrying value and is recognized in operating income or loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such impairments of goodwill or patents have been estimated by management as of March 31, 2022.

2.	BUSINESS ACQUISITION

On October 4, 2021, the Company entered into an asset purchase agreement to acquire substantially all of the assets of Lighthouse Imaging, LLC, a medical optics and digital imaging business, as described in Forms 8-K and 8-K/A that the Company filed with the Securities and Exchange Commission on October 8, 2021 and December 20, 2021, respectively. The aggregate cash purchase price consisted of $2,855,063 in cash at closing, $1,500,000 as earn-out consideration over the subsequent two year period, and 2,500,000 unregistered shares of common stock issued to the seller at closing. The effective date of the acquisition was October 4, 2021, and the actual results of operations of the Lighthouse division since that date are included in the accompanying consolidated financial statements as of, and for the three and nine months ended, March 31, 2022.

F-22

The Company financed the cash portion of the acquisition by securing a $2,600,000 term loan from Main Street Bank on October 4, 2021, and by selling 937,500 shares of its common stock for $1,500,000 of gross proceeds in a private placement closed on October 1, 2021.

The earn-out consideration will be paid at a rate of $750,000 per annum from October 1, 2021 to September 30, 2023 if certain levels of gross profit are earned by the Lighthouse division.

Purchase Price Allocation and Goodwill

The total purchase price of $8,990,670 as previously disclosed in the quarterly report on Form 10-Q for the quarter ended December 31, 2021 has been restated for a revision of the valuation of the common stock issued to the sellers as described in Note 1. Revision of the Second Quarter 2022 Unaudited Consolidated Financial Statements. The allocation of the revised purchase price is preliminary and subject to change based on future payments made for the earn-out contingent liability. Any unearned portions of the earn-out liability will be recognized in earnings. The acquired assets including the revised Goodwill, contingent consideration and assumed liabilities at the effective date of acquisition include the following:

At Acquisition Effective Date October 4, 2021	Amount
Trade accounts receivable, net	$676,977
Inventories	456,008
Other current assets	82,125
Fixed assets	110,243
Patents	48,153
Total Assets Acquired	1,373,506

Accounts payable	214,742
Customer advances	826,679
Accrued compensation and other	302,961
Total Liabilities Assumed	1,344,382
Net assets acquired	29,124
Goodwill	8,136,546
Total Purchase Price-Initial and Contingent Consideration	$8,165,670

Consolidated Pro Forma Results

Consolidated unaudited pro forma results of operations for the Company are presented below assuming that the acquisition of the Lighthouse division had occurred on July 1, 2020. Pro forma operating results include net adjustments resulting from the acquisition transaction during the three and nine months ended March 31, 2022 and 2021.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
	(Actual)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Revenues	$4,651,352	$3,600,498	$12,329,074	$11,597,530
Net income (loss)	(113,899)	593,668	(1,140,418)	382,681
Net income (loss) per share
Basic	$(0.01)	$(0.04)	$(0.07)	$(0.02)
Fully diluted	$(0.01)	$(0.03)	$(0.07)	$(0.02)

Pro forma financial information is not necessarily indicative of the Company’s actual results of operations if the acquisition had been completed at the date indicated, nor is it necessarily an indication of future operating results. Amounts do not include any operating efficiencies or cost saving that the Company believes may be achievable.

F-23

3.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following:

	March 31, 2022	June 30, 2021
Raw Materials	$1,292,861	$626,255
Work-In-Progress	426,771	453,117
Finished Goods	1,245,588	806,023
Total Inventories	$2,965,220	$1,885,395

4.	BANK FINANCING ACTIVITIES

Bank Line of Credit

On October 4, 2021, the Company entered into a Loan Agreement with Main Street Bank of Marlborough, Massachusetts, which provided for a $2,600,000 Term Loan and a $250,000 Revolving Line of Credit Loan Facility. The $250,000 line of credit is due on demand and had zero borrowings outstanding at March 31, 2022. Borrowings under the line of credit bear interest payable monthly at the prime lending rate plus 1.5% per annum and shall not be less than 4.75% per annum. Borrowings under the line of credit are limited to the borrowing base comprised of a percentage of accounts receivable and inventory and are secured by all the assets of the Company.

Long-Term Debt

Long-term debt consists of the following at March 31, 2022:

Amount
Term Loan Note payable to Main Street Bank with monthly principal payments of $30,952.38 plus interest at the prime lending rate plus 1.5% per annum. Secured by all assets of the Company, and subject to certain periodic reporting to the bank, an annual minimum debt service coverage ratio of 1.20:1, and other conditions. The Term Loan Note matures on October 15, 2028.	$2,445,238

Less current maturities	(367,714)
Less debt issuance costs, net of accumulated amortization of $1,548	(24,454)
Long-term debt, net of current portion of debt issuance costs	$2,053,070

At March 31, 2022 principal payments due on the Term Loan Note payable are as follows:

Fiscal Year Ending June 30:
2022	$92,857
2023	371,429
2024	371,429
2025	371,429
2026	371,429
Thereafter	866,665

$2,445,238

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5.	LEASE OBLIGATIONS

In March 2021, the Company entered into a five-year capital lease in the amount of $161,977 for manufacturing equipment. In January 2020, the Company entered into a five-year capital lease in the amount of $47,750 for manufacturing equipment. The net book value of fixed assets under capital lease obligations as of March 31, 2022 is $156,640.

On July 1, 2019, the Company entered into a three-year operating lease for its facility in El Paso, Texas, and in February 2022 the Company entered into an extension of the lease for an additional three years through June 2025. Remaining minimum lease payments at March 31, 2022 total $150,504. Total rent expense including base rent and common area expenses was $15,705 and $21,438 during the three months ended March 31, 2022 and 2021, respectively. Included in the accompanying balance sheet at March 31, 2022 is a right-of-use asset of $140,607 and current and long-term right-of-use operating lease liabilities of $45,405 and $95,202, respectively.

At March 31, 2022 future minimum lease payments under the capital lease and operating lease obligations are as follows:

Fiscal Year Ending June 30:	Capital Leases	Operating Lease
2022	$12,155	$15,705
2023	48,619	43,828
2024	48,619	44,924
2025	43,917	46,047
2026	28,006	–
Total Minimum Payments	181,316	$150,504
Less: amount representing interest	19,118
Present value of minimum lease payments	162,198
Less: current portion	40,102
	$122,096

The Company’s operating leases for its Gardner, Massachusetts office, production and storage spaces plus an equipment lease as well as the Windham, Maine office and production space have expired and are continuing on a month-to-month tenant at will basis. Rent expense on these operating leases was $222,112 and $124,848 for the nine months ended March 31, 2022 and 2021, respectively.

6.	STOCK-BASED COMPENSATION

Stock Options

The following table summarizes stock-based compensation expense for the three and nine months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Cost of Goods Sold	$34,712	$11,233	$91,542	$33,699
Research and Development	70,237	19,435	164,036	55,795
Selling, General and Administrative	126,166	55,359	466,059	224,758
Stock Based Compensation Expense	$231,115	$86,027	$721,637	$314,252

No compensation has been capitalized because such amounts would have been immaterial.

F-25

The following tables summarize stock option activity for the nine months ended March 31, 2022:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at July 1, 2021	2,578,200	$1.13	6.73 years
Exercised	(255,700)	$1.10
Granted	584,500	$1.74
Cancelled	(89,500)	$0.99
Outstanding at March 31, 2022	2,817,500	$1.35	7.35 years

Information related to the stock options outstanding as of March 31, 2022 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$0.48	60,000	4.00	$0.48	60,000	$0.48
$0.50	80,000	4.22	$0.50	80,000	$0.50
$0.55	15,000	6.01	$0.55	15,000	$0.55
$0.70	100,000	6.35	$0.70	100,000	$0.70
$0.73	670,000	4.81	$0.73	670,000	$0.73
$0.85	6,000	0.76	$0.85	6,000	$0.85
$0.90	36,000	2.19	$0.90	36,000	$0.90
$1.25	45,000	7.97	$1.25	30,000	$1.25
$1.30	441,000	7.20	$1.30	291,520	$1.30
$1.40	70,000	8.64	$1.40	70,000	$1.40
$1.42	100,000	7.45	$1.42	66,667	$1.42
$1.45	5,000	8.94	$1.45	1,667	$1.45
$1.50	70,000	7.69	$1.50	70,000	$1.50
$1.68	540,000	9.18	$1.68	270,000	$1.68
$2.00	140,000	9.36	$2.00	–	$–
$2.09	249,500	9.86	$2.09	–	$–
$2.26	190,000	9.64	$2.26	90,000	$2.26
$1.35	2,817,500	7.35	$1.35	1,856,854	$1.10

The aggregate intrinsic value of the Company’s in-the-money outstanding and exercisable options as of March 31, 2022 was $1,913,350 and $1,689,898, respectively.

7.	SALE OF STOCK IN OCTOBER 2021

On October 1, 2021, the Company entered into agreements with accredited investors for the sale and purchase of 937,500 unregistered shares of its common stock, $0.01 par value at a purchase price of $1.60 per share. The Company used the net proceeds from this placement to partially fund the October 4, 2021, acquisition of the operating assets of Lighthouse Imaging, LLC with an effective date of October 4, 2021.

In conjunction with the placement, the Company also entered into a registration rights agreement with the investors, whereby it is obligated to file a registration statement with the Securities and Exchange Commission on or before 120 calendar days after October 4, 2021 to register the resale by the investors of 937,500 shares of its common stock purchased in the placement. The registration statement was filed on January 31, 2022 and became effective on February 11, 2022.

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8.	ISSUANCE OF COMMON STOCK IN BUSINESS ACQUISITION

On October 4, 2021, the Company issued 2,500,000 unregistered shares of its common stock to the sellers of Lighthouse Imaging, LLC, valued on that date at $1.60 per share or $4,000,000, as shown in the accompanying statement of stockholders’ equity for the nine months ended March 31, 2022.

In conjunction with the issuance, the Company agreed to use reasonable efforts to effectuate within a reasonable period after the October 4, 2021 business acquisition date a registration statement with the Securities and Exchange Commission to register the resale by the sellers of 2,500,000 shares of its common stock issued in the business acquisition.

9.	REVENUE RECOGNITION

Revenues are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Most of the Company’s products and services are marketed to medical device companies almost exclusively in the United States. Products and services are primarily transferred to customers at a point in time based upon when services are performed or product is shipped.

Revenues represent the amount of consideration the Company expects to receive from customers in exchange for transferring products and services. Other selling costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of its revenues. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in revenues.

The Company disaggregates revenues by product and service types as it believes it best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. Revenues are comprised of the following for the three and nine months ended March 2022 and 2021:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Engineering Design Services	$1,532,414	$549,636	$3,659,667	$1,986,856
Optical Components	1,927,963	1,456,213	4,873,294	4,330,511
Medical Device Products and Assemblies	1,190,975	452,441	2,351,776	1,684,274
Total Revenues	$4,651,352	$2,458,290	$10,884,737	$8,001,641

Contract Assets and Liabilities

The nature of the Company’s products and services does not generally give rise to contract assets as it typically does not incur costs to fulfill a contract before a product or service is provided to a customer. The Company’s costs to obtain contracts are typically in the form of sales commissions paid to employees. The Company has elected to expense sales commissions associated with obtaining a contract as incurred as the amortization period is generally less than one year. These costs have been recorded in selling, general and administrative expenses. As of March 31, 2022, there were no contract assets recorded in the Company’s Consolidated Balance Sheets.

The Company’s contract liabilities arise from unearned revenue received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of our performance obligations. The Company generally satisfies performance obligations within one year from the contract inception date.

F-27

Contract liabilities, which were recorded as customer advances in the Company’s Consolidated Balance Sheets, and unearned revenue are comprised of the following:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2022	2021	2022	2021
Contract Liabilities, Beginning of Period	$1,137,470	$151,877	$450,084	$417,059
Assumed in Business Acquisition	–	–	826,679	–
Unearned Revenue Received from Customers	774,316	442,681	1,388,700	614,384
Revenue Recognized	(893,511)	(361,674)	(1,647,188)	(798,559)
Contract Liabilities, End of Period	$1,018,275	$232,884	$1,018,275	$232,884

10.	COVID-19 PANDEMIC

The COVID-19 world-wide pandemic that began during the quarter ended March 31, 2020 and the domestic and international impact of policy decisions being made in major countries around the world has had, and could continue to have, an adverse impact on the Company’s sources of supply, current and future orders from its customers, collection of amounts owed to the Company from its customers, its internal operating procedures, and the Company’s overall financial condition. Given the uncertainty surrounding the continuation of economic impacts both domestically and abroad, the Company cannot predict with certainty at this time what the future impact of COVID-19 and resulting business and economic policies in the US and abroad will be on its up-coming quarterly fiscal operating results.

F-28

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 2,500,000 SHARES OF COMMON STOCK

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the issuance and distribution of the securities registered under this prospectus are denoted below. Please note that all amounts are estimates other than the Commission’s registration fee.

Approximate SEC registration fee	$200
Transfer agent fees	300
Accounting fees and expenses	2,000
Legal fees and expenses	2,000
Miscellaneous (including EDGAR filing fees)	500

Total	$5,000

We will pay all expenses of the offering listed above from cash on hand. No portion of these expenses will be borne by the selling stockholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are organized under the laws of the Commonwealth of Massachusetts. Our officers and directors are indemnified as provided by the Massachusetts Business Corporation Act as set forth in Chapter 156D of the General Laws of Massachusetts, our Articles of Organization, as amended, and our Bylaws.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit.

Section 8.52 of the MBCA provides that we must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of our Company against reasonable expenses incurred by him in connection with the proceeding.

In addition, under Section 8.51 of the MBCA, we may indemnify a director against liability incurred in a proceeding if:

(1)	(i) he conducted himself in good faith; (ii) he reasonably believed that his conduct was in the best interests of our Company or that his conduct was at least not opposed to the best interests of our Company; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable as provided in our Articles of Organization, as amended, which may limit personal liability of a director as provided in the General Laws of Massachusetts.

The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 8.51 of the MBCA.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA further requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

II-1

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow us to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders.

Under Section 8.51(b) of the MBCA, a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation. Unless ordered by a court as provided in the statute, we may not indemnify a director if his conduct did not satisfy the standards set forth above.

Our Articles of Organization, as amended, provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the MBCA, or Massachusetts Business Corporation Act, as in effect at the time such liability is determined. Our Bylaws provide that we shall indemnify our directors and officers (including persons who serve at our request as directors, officers, or trustees of another organization, or in any capacity with respect to any employee benefit plan) to the full extent permitted by the laws of the Commonwealth of Massachusetts against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him or her in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he or she may be involved or with which he or she may be threatened while in office or thereafter, by reason of his or her being or having been such a director or officer, except with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of our Company (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that his or her action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation), or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of an employee benefit plan. In addition, we hold a Director and Officer Liability and Corporate Indemnification Policy.

RECENT SALES OF UNREGISTERED SECURITIES

On July 1, 2019, we entered into agreements with accredited investors for the sale and purchase of 760,000 shares of our common stock, $0.01 par value, at a per unit price of $1.25 per share. We received $950,000 in gross proceeds from the offering.

On September 25, 2019, we issued 25,000 shares of common stock to a service provider valued at $1.80 per share for services.

On April 14, 2020, we entered into agreements with accredited investors for the sale and purchase of 200,000 shares of our common stock, $0.01 par value at a purchase price of $1.25 per share. We received $250,000 in gross proceeds from the offering.

On October 4, 2021, we entered into agreements with accredited investors for the sale and purchase of 937,500 shares of our common stock, $0.01 par value at a purchase price of $1.60 per share. We received $1,500,000 in gross proceeds from the offering.

On October 4, 2021, we issued 2,500,000 to accredited investors valued at $1.60 per share for the acquisition of the Lighthouse Imaging assets.

We relied on the Section 4(a)(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities, the securities were issued to accredited investors, the securities were offered for investment purposes only and not for the purpose of resale of distribution, and the transfers thereof was appropriately restricted by us.

II-2

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit	Description

2.1	Asset Purchase Agreement between the Company and Optometrics Corporation, dated January 18, 2008 (included as Exhibit 2.1 to the Form 8-K filed January 25, 2008, and incorporated herein by reference).

3.1	Articles of Organization of Precision Optics Corporation, Inc., as amended (included as Exhibit 3.1 to the Form SB-2 filed March 16, 2007, and incorporated herein by reference).

3.2	Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.2 to the Form S-1 filed December 18, 2008, and incorporated herein by reference).

3.3	Articles of Amendment to the Articles of Organization of Precision Optics Corporation, Inc., dated November 25, 2008 and effective December 11, 2008 (included as Exhibit 3.1 to the Form 8-K filed December 11, 2008, and incorporated herein by reference).

3.4	Amended and Restated Bylaws of Precision Optics Corporation, Inc. (included as Exhibit 3.1 to the Current Report on Form 8-K filed July 11, 2014, and incorporated herein by reference).

3.5	Amendment to the Amended and Restated Bylaws of Precision Optics Corporation, Inc. effective May 13, 2022 (included as exhibit 3.5 to the Form 10-Q filed May 16, 2022, and incorporated herein by reference).

5.1	Legal Opinion of Amy Trombly, Esq. (to be filed by amendment).

10.1	Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, dated October 13, 2011 (included as Exhibit 10.2 to Form S-8 filed October 14, 2011, and incorporated herein by reference.)

10.2	Precision Optics Corporation, Inc. Amended 2011 Equity Incentive Plan, dated October 14, 2011, as amended on April 16, 2015 (included as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 filed April 20, 2015, and incorporated herein by reference).

10.3	Compensation Agreement, by and between the Company and Joseph N. Forkey, dated August 2, 2018 (included as Exhibit 10.1 to the Form 8-K filed on August 3, 2018, and incorporated herein by reference).

10.4†+	Asset Purchase Agreement dated July 1, 2019, between Precision Optics Corporation, Inc. and Ross Optical Industries, Inc. and the shareholders (included as Exhibit 10.1 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

10.5	Form of Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated July 1, 2019 (included as Exhibit 10.2 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

10.6	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated July 1, 2019 (included as Exhibit 10.3 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

10.7	Employment Agreement, by and among Precision Optics Corporation. Inc. and Divaker Mangadu, dated July 1, 2019 (included as Exhibit 10.4 to the Form 8-K filed on July 8, 2019, and incorporated herein by reference).

II-3

10.8†	Employment Agreement, by and among Precision Optics Corporation, Inc. and Jeff DiRubio, dated April 26, 2019 (included as Exhibit 10.16 to the annual report on Form 10-K filed on September 26, 2019, and incorporated herein by reference).

10.9+	Lease Agreement, by and among Precision Optics Corporation, Inc. and Texzona Industries Ltd. dated July 1, 2019 (included as Exhibit 10.17 to the annual report on Form 10-K filed on September 26, 2019, and incorporated herein by reference).

10.10	Employment Offer Letter Daniel S. Habhegger, dated December 2, 2019 (included as Exhibit 10.18 to the quarterly report on Form 10-Q filed on February 13, 2020, and incorporated herein by reference).

10.11	Form of Securities Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated April 14, 2020 (included as Exhibit 10.1 to the current report on Form 8-K filed on May 7, 2020, and incorporated herein by reference).

10.12	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated April 14, 2020 (included as Exhibit 10.2 to the current report on Form 8-K filed on May 7, 2020, and incorporated herein by reference).

10.13†+	Asset Purchase Agreement, dated October 4, 2021, by and among Precision Optics Corporation, Inc. and Lighthouse Imaging, LLC and Anania & Associates Investment Company, LLC (included as Exhibit 10.1 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.14	Form of Securities Purchase Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated October 4, 2021 (included as Exhibit 10.2 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.15	Form of Registration Rights Agreement, by and among Precision Optics Corporation, Inc. and several Investors, dated October 4, 2021 (included as Exhibit 10.3 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.16+	Loan Agreement dated October 4, 2021, by and among Precision Optics Corporation, Inc. and Main Street Bank (included as Exhibit 10.4 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.17	$250,000 Revolving Line of Credit Note dated October 4, 2021 (included as Exhibit 10.5 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.18	$2,600,000 Term Loan Note dated October 4, 2021 (included as Exhibit 10.6 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.19	Security Agreement dated October 4, 2021, by and among Precision Optics Corporation, Inc. and Main Street Bank (included as Exhibit 10.7 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.20	Director side letter agreement dated October 4, 2021 (included as Exhibit 10.8 to the current report on Form 8-K filed on October 8, 2021, and incorporated herein by reference).

10.21	Precision Optics Corporation, Inc. 2022 Equity Incentive Plan (included as Appendix B to the proxy statement on Form DEF14A filed on February 24, 2022, and incorporated herein by reference).

II-4

14.1	Precision Optics Corporation, Inc. Corporate Code of Ethics and Conduct (included as Exhibit 14.1 to the Form 10-K filed September 28, 2008, and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (included as Exhibit 21.1 to the Form 10-K filed September 26, 2008, and incorporated herein by reference).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Amy Trombly, Esq. (included in Exhibit 5.1 above).

24.1	Power of Attorney (included on the signature page of the registration statement).

101.INS*	Inline XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File, formatted in Inline XBRL

107*	Filing Fee Tables

*	Filed herewith.
†	Certain portions of the agreement have been omitted to preserve the confidentiality of such information. The Company will furnish copies of any such information to the SEC upon request.
+	The schedules to the agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies of any such schedules to the SEC upon request.

Copies of above exhibits not contained herein are available to any stockholder, upon written request to: Chief Financial Officer, Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

II-5

UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	(i)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a) (1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(h)	(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Gardner, Commonwealth of Massachusetts, on June 13, 2022.

PRECISION OPTICS CORPORATION, INC.

By:	/s/ Joseph N. Forkey
Joseph N. Forkey
Chief Executive Officer, President and Treasurer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors of Precision Optics Corporation, Inc. hereby severally constitute and appoint Joseph N. Forkey and Daniel Habhegger, and both or either one of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity	Date

/s/ Joseph N. Forkey Joseph N. Forkey	Chief Executive Officer, President, and Treasurer (Principal Executive Officer)	June 13, 2022

/s/ Daniel Habhegger	Chief Financial Officer	June 13, 2022
Daniel Habhegger	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew J. Miclot	Director	June 13, 2022
Andrew J. Miclot

/s/ Peter H. Woodward	Director, Chairman	June 13, 2022
Peter H. Woodward

/s/ Richard B. Miles	Director	June 13, 2022
Richard B. Miles

/s/ Peter V. Anania	Director	June 13, 2022
Peter V. Anania

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